UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Genworth Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2007 Annual Meeting and Proxy Statement

6620 West Broad Street Richmond, Virginia 23230

April 3, 2007

Dear Stockholder,

You are invited to attend the 2007 Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Tuesday, May 15, 2007, at the Sheraton Richmond West, 6624 West Broad Street, Richmond, Virginia 23230.

The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying notice of Annual Meeting and proxy statement, and discussion and voting on any other business matters properly brought before the meeting.

Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Cordially,

Michael D. Fraizer Chairman of the Board, President and Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., May 15, 2007

Sheraton Richmond West

6624 West Broad Street

Richmond, Virginia 23230

April 3, 2007

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2007 Annual Meeting of Stockholders will be held at the Sheraton Richmond West, 6624 West Broad Street, Richmond, Virginia 23230, on Tuesday, May 15, 2007, at 9:00 a.m. local time, to address all matters that may properly come before the meeting. In addition to receiving a report on our business operations, stockholders will vote on:

(a)	the election of directors for the ensuing year;

(b)	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2007; and

(c)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 20, 2007 will be entitled to vote at the meeting and any adjournments.

Leon E. Roday

Secretary

• To be voted on at the meeting

Every stockholder’s vote is important. Please complete, sign,

date and return your proxy card, or submit your

proxy by telephone or by Internet.

PROXY STATEMENT

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

This proxy statement is furnished in connection with the solicitation of proxies by Genworth Financial, Inc. on behalf of the board of directors for the 2007 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 3, 2007.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying Leon E. Roday, Genworth’s Secretary, in writing of such revocation.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Genworth intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

1.	The election of directors for the ensuing year; and

2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2007.

What is the board’s recommendation?

The board recommends votes FOR items 1 and 2 on your proxy card.

Will any other matters be presented for a vote at the Annual Meeting?

The board of directors did not receive any notice prior to the deadline for submission of additional business that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against it.

Who is entitled to vote?

All Genworth stockholders of record at the close of business on March 20, 2007 (the “record date”) are entitled to vote at the Annual Meeting.

What shares will be entitled to vote at the Annual Meeting?

Our voting securities consist of our Class A Common Stock, par value $0.001 (the “common stock”), of which 438,374,232 shares were outstanding on the record date. Each share outstanding on the record date will be entitled to one vote.

If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.

If you hold shares of our common stock through the Genworth Financial, Inc. Retirement and Savings Plan or an international employee benefit plan that includes our common stock (each, a “Benefit Plan”), you will receive from the plan trustee a separate voting instruction card covering those shares.

Who can attend the Annual Meeting?

You are entitled to attend the annual meeting only if you are a stockholder of record or a beneficial owner as of the record date, or you hold a valid proxy for the annual meeting.

If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the annual meeting.

If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

How do I vote my shares?

•

Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 5:00 p.m. Eastern time on May 14, 2007.

•	Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.

•

If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.

•

Proxies submitted by mail, telephone or Internet will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of directors who have been nominated by our board of directors and FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2007.

•	If you hold shares of our common stock through a Benefit Plan, you will receive from the plan trustee a separate voting instruction card covering these shares.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	subsequently granting a proxy by telephone or by Internet;

•	returning a later-dated proxy card;

•	attending the Annual Meeting and voting in person; or

•	sending your notice of revocation to Leon E. Roday, our Secretary.

If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 5:00 pm Eastern time on May 14, 2007. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting.

What is a “quorum?”

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies.

What vote is necessary to pass the items of business at the Annual Meeting?

Holders of common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting.

The nine nominees for director receiving a plurality of the votes cast by holders of our common stock, at the meeting in person or by proxy, shall be elected to our board of directors. However, if a majority of shares cast for any nominee are deemed “withheld”, the nominee is required to tender his or her resignation from the board of directors and any committees on which he or she serves. The Nominating and Corporate Governance Committee will then assess the appropriateness of the nominee continuing to serve as a director and will recommend to the board of directors whether to accept or reject the resignation, or whether other action should be taken. The board of directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the reason for the decision. Our director resignation policy does not apply to contested elections of directors.

The affirmative vote of the holders of a majority of shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of all other matters, including the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2007.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted to determine whether a quorum is present. If a stockholder abstains from voting as to a particular matter (other than the election of directors), those shares will be counted as voting against that matter. If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be counted as voting for or against that matter. Genworth believes that the election of directors and the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2007 will be deemed to be discretionary matters and brokers will be permitted to vote uninstructed shares as to such matters.

Who is the inspector of election?

The board of directors has appointed a representative of The Bank of New York to act as Inspector of Election at the Annual Meeting.

What are the costs for soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the board of directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the annual report for 2006 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson

Shareholder Communications, Inc. has been retained to assist in soliciting proxies at a fee of $15,000, plus distribution costs and other costs and expenses.

What is the deadline for submission of stockholder proposals for the 2008 Annual Meeting?

The rules of the Securities and Exchange Commission (“SEC”) establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under those rules, proposals submitted for inclusion in Genworth’s 2008 proxy materials must be received on or before the close of business on December 5, 2007. Proposals for inclusion in our 2008 proxy materials must comply with all requirements of the rules of the SEC.

In addition, our bylaws establish an advance notice procedure with regard to director nominations and proposals by stockholders intended to be presented at our 2008 Annual Meeting but not included in our 2008 proxy materials. For these nominations or other business to be properly brought before the meeting by a stockholder, assuming the 2008 Annual Meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the Annual Meeting, the stockholder must deliver written notice to us not later than the close of business on February 15, 2008 nor earlier than the close of business on January 16, 2008. Such proposals must comply with all requirements set forth in our bylaws.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2008 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on February 18, 2008, and advise stockholders in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on February 18, 2008.

All notices of intention to present proposals at the 2008 Annual Meeting whether or not intended to be included in our proxy materials, should be addressed to Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia, 23230.

Where can I find the voting results of the 2007 Annual Meeting?

The preliminary voting results will be announced at the meeting. The final results will be posted in the corporate governance section of our website at www.genworth.com after the results have been tabulated. They will also be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2007.

May I request electronic delivery of my proxy statement and annual report?

This proxy statement and Genworth’s Annual Report on Form 10-K may be viewed online at www.genworth.com. If you are a stockholder of record, you may elect to receive future annual reports and proxy statements electronically by providing consent to electronic delivery on-line at www.proxyconsent.com/gnw. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth that you wish to resume mail delivery of these documents.

If you hold your Genworth stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.

How can I get a copy of Genworth’s Annual Report on Form 10-K?

To obtain a copy of Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 without charge, address your request to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The Annual Report on Form 10-K also may be accessed at www.genworth.com and at the SEC’s website at www.sec.gov.

INFORMATION ABOUT COMMUNICATIONS WITH GENWORTH AND OUR BOARD OF DIRECTORS

How may I communicate directly with the board of directors?

The board of directors provides a process for stockholders to send communications to the board of directors. You may communicate with the board of directors, individually or as a group, as follows:

By Mail	By Phone	By E-mail
The Board of Directors Genworth Financial, Inc. c/o Leon E. Roday, Secretary 6620 West Broad Street Building #1 Richmond, Virginia 23230	1-866-717-3594	Directors@genworth.com

You should identify your communication as being from a Genworth stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by a Genworth stockholder before transmitting your communication to the board of directors.

How may interested parties communicate directly with the Non-Management Directors?

Interested parties may communicate directly with the Non-Management Directors, individually or as a group, by any of the means set forth above or as follows:

By Mail

Non-Management Directors of the Board of Directors

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How do I communicate directly with Genworth?

You may communicate directly with Genworth as follows:

By Mail

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary or c/o Investor Relations

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How may I communicate with the Audit Committee regarding accounting, internal accounting controls or auditing matters?

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. A communication or complaint to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted by any of the following means:

Ombudsman

By Mail	Anonymously By Phone	By E-mail
Genworth Ombudsman Genworth Financial, Inc. 6620 West Broad Street Building #1 Richmond, Virginia 23230	1-888-251-4332	OmbudsOffice.Genworth@genworth.com

Audit Committee

By Mail	Anonymously By Phone	By E-mail
Audit Committee Genworth Financial, Inc. 6620 West Broad Street Building #1 Richmond, Virginia 23230	1-866-717-3594	Directors@genworth.com

ELECTION OF DIRECTORS

At the Annual Meeting, nine directors are to be elected to hold office until the 2008 Annual Meeting and until their successors have been elected and have qualified. The nine nominees for election at the Annual Meeting are listed on pages 7 to 9 with brief biographies. They are all currently Genworth directors. The board of directors has determined that seven of the nine nominees are independent directors under New York Stock Exchange (“NYSE”) listing requirements and our Governance Principles, which are discussed below under “Corporate Governance—Governance Principles.”

All of the nominees named below have been nominated by our board of directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our board of directors may nominate.

Frank J. Borelli, 71, former Chief Financial Officer, Marsh & McLennan Companies, Inc. Director since June 2004.

Mr. Borelli has been a Senior Advisor to Stone Point Capital, a former wholly owned subsidiary of Marsh & McLennan Companies, Inc., since his retirement from Marsh & McLennan in January 2001. Prior thereto, he was Senior Vice President of Marsh & McLennan from April to December 2000 and Senior Vice President and Chief Financial Officer from September 1984 to April 2000. He is a director and Audit Committee Chairman of Express Scripts, Inc. and is a director of the Interpublic Group of Companies. Mr. Borelli is a Trustee of St. Thomas Aquinas College. Mr. Borelli received a B.B.A. in Business Administration from Bernard M. Baruch College, City University of New York.

Michael D. Fraizer, 48, Chairman, President and Chief Executive Officer, Genworth Financial, Inc. Director since May 2004.

Mr. Fraizer has been our Chairman, President and Chief Executive Officer since the completion of our initial public offering (the “IPO”) in May 2004. Prior to the IPO, he had served as a Vice President of General Electric Company (“GE”) since December 1995 and a Senior Vice President of GE since June 2000. Mr. Fraizer was Chairman of the Board of GE Financial Assurance Holdings, Inc. (“GEFAHI”) from November 1996 to May 2004 and President and Chief Executive Officer of GEFAHI from April 1997 to June 2004. Mr. Fraizer also has been a director of GE Capital and General Electric Capital Services, Inc. Mr. Fraizer led the Consumer Savings and Insurance Group, a predecessor of GEFAHI, from February 1996 until the formation of GEFAHI in October 1996. Prior to that time, Mr. Fraizer was President and Chief Executive Officer of GE Capital Commercial Real Estate from July 1993 to December 1996, leading both the GE Consumer Savings and Insurance Group and GE Capital Commercial Real Estate from February to December 1996. From July 1991 to June 1993, he was Vice President—Portfolio Acquisitions and Ventures of GE Capital Commercial Real Estate. From December 1989 to June 1991, Mr. Fraizer was President and Managing Director, GE Japan. From July 1983 to November 1989 Mr. Fraizer served in various capacities as a member of GE’s Corporate Audit Staff and Corporate Business Development after joining GE in its Financial Management Program. Mr. Fraizer serves as a trustee of the Virginia Foundation for Independent Colleges and the Virginia Commonwealth University School of Business Foundation; and serves on the board of the American Council of Life Insurers, the Financial Services Roundtable and the Andre Agassi Charitable Foundation. Mr. Fraizer received a B.A. in Political Science from Carleton College.

Nancy J. Karch, 59, former Senior Partner, McKinsey & Company. Director since October 2005.

Ms. Karch was a Senior Partner of McKinsey & Company, an independent consulting firm, from 1988 until her retirement in 2000. Prior thereto, Ms. Karch served in various executive capacities at McKinsey since 1974. She is a director of Liz Claiborne, Inc., MasterCard Incorporated, and The Corporate Executive Board Company. Ms. Karch is also on the board of the Westchester Land Trust, Northern Westchester Hospital, and the American Folk Art Museum, all not-for-profit organizations. Ms. Karch received a B.A. from Cornell University, an M.S. from Northeastern University and an M.B.A. from Harvard Business School.

J. Robert “Bob” Kerrey, 63, President, New School University and former United States Senator. Director since June 2004.

Mr. Kerrey has been the President of New School University since 2001. From January 1989 to December 2000, he was a U.S. Senator for the State of Nebraska. Mr. Kerrey was a democratic candidate for President in 1992. From January 1982 to December 1987, Mr. Kerrey served as Governor of Nebraska. Prior thereto, Mr. Kerrey was an independent businessman and founder of a chain of restaurants and health clubs. Mr. Kerrey served in Vietnam as a Navy SEAL from 1966 to 1969, for which he received the Congressional Medal of Honor. He serves on the boards of Jones Apparel Group, Inc. and Tenet Healthcare Corporation. Mr. Kerrey received a B.S. in Pharmacy from the University of Nebraska.

Saiyid T. Naqvi, 57, President of Harley-Davidson Financial Services, Inc. Director since December 2005.

Mr. Naqvi has served as the President of Harley-Davidson Financial Services, Inc. since February 2007. Mr. Naqvi served as the Chief Executive Officer of DeepGreen Financial Inc. from January 2005 to December 2006. From November 2002 until January 2005, he was Chairman and Chief Executive Officer of Setara Corporation. From 1985 until January 2001, Mr. Naqvi was with PNC Mortgage (formerly Sears Mortgage Corporation) and served as President and Chief Executive Officer from 1995 to 2001. Mr. Naqvi also serves on the Zamira Foundation, a not-for-profit organization. Mr. Naqvi received a B.A. from the University of Missouri and an M.B.A. from Southern Illinois University.

James A. Parke, 61, former Vice Chairman and Chief Financial Officer, GE Capital Services and former Senior Vice President, General Electric Company. Director since May 2004.

Mr. Parke retired as Vice Chairman and Chief Financial Officer of GE Capital Services and a Senior Vice President at GE in December 2005. He had served in those positions since 2002. From 1989 to 2002 he was Senior Vice President and Chief Financial Officer at GE Capital and a Vice President of GE. Prior thereto, from 1981 to 1989 he held various management positions in several GE businesses. He serves as a director of Building with Books and as a regent of Concordia College. Mr. Parke received a B.A. in History, Political Science and Economics from Concordia College in Minnesota.

James S. Riepe, 63, former Vice Chairman of T. Rowe Price Group, Inc. Director since March 2006.

Mr. Riepe was the Vice Chairman of T. Rowe Price Group, Inc. from 1997 until his retirement in December 2005. Mr. Riepe also served as a director of the T. Rowe Price Group, Inc. and as Chairman and director of the T. Rowe Price Funds until April 2006. He held various positions during his tenure at T. Rowe Price Group, Inc., which began in 1982, including serving as Chairman of all of the T. Rowe Price funds on which he served as a director or trustee. Prior thereto, Mr. Riepe was an Executive Vice President of The Vanguard Group. Mr. Riepe serves as a director of The Nasdaq Stock Market, Inc. He is the chairman of the University of Pennsylvania’s Board of Trustees and the T. Rowe Price Program for Charitable Giving. He is a trustee of the James S. and Gail P. Riepe Charitable Foundation, the Baltimore Museum of Art and the Gilman School. Mr. Riepe received an M.B.A. and a B.S. from the University of Pennsylvania.

Barrett A. Toan, 59, former Chairman of Express Scripts, Inc. Director since July 2006.

Mr. Toan was the Chairman of Express Scripts, Inc. from November 2000 until May 2006 and the Chief Executive Officer of Express Scripts, Inc. from March 1992 until his retirement in March 2005. Mr. Toan was an executive officer of Express Scripts, Inc. from May 1989 until his retirement and served as the President from October 1990 to April 2002. Prior thereto, he was an Executive Director and Chief Operating Officer of Sanus Health Plan of St. Louis. Mr. Toan continues to serve as a director of Express Scripts, Inc. and is also a director of Sigma-Aldrich Corporation. He also serves as a director on a number of charitable organizations, including the St. Louis Art Museum and the Missouri Botanical Garden. Mr. Toan received an M.P.A. from the Wharton School of Finance and Commerce at the University of Pennsylvania and an A.B. from Kenyon College.

Thomas B. Wheeler, 70, former Chairman and Chief Executive Officer, MassMutual Financial Group. Director since June 2004.

Mr. Wheeler retired as Chairman of Massachusetts Mutual (now known as MassMutual Financial Group) in December 2000 and as Chief Executive Officer in January 1999. He served as Chairman and Chief Executive Officer of MassMutual beginning in March 1996, President and Chief Executive Officer of MassMutual beginning in October 1988, and President and Chief Operating Officer of MassMutual beginning in January 1987. Mr. Wheeler served as Executive Vice President of MassMutual’s insurance and financial management line from July 1983 to December 1986 and MassMutual’s field sales force from May 1962 to June 1983, serving as Agent and General Agent. Mr. Wheeler is a director of EstateWorks, Inc. and a director of Textron, Inc. He is a trustee of the Conservancy of S.W. Florida and the Woods Hole Oceanographic Institution. Mr. Wheeler received a B.A. in American Studies from Yale University.

THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF OUR CLASS A COMMON STOCK VOTE FOR THE ELECTION OF MR. BORELLI, MR. FRAIZER, MS. KARCH, MR. KERREY, MR. NAQVI, MR. PARKE, MR. RIEPE, MR. TOAN AND MR. WHEELER.

CORPORATE GOVERNANCE

Governance Principles

Our Governance Principles, which include guidelines for determining director independence and reporting concerns to non-management directors and the Audit Committee, are included in Appendix A to this proxy statement. All of our corporate governance materials, including the Governance Principles, the charters adopted by the board for each of our standing committees and any key practices adopted by the committees, are published in the corporate governance section of Genworth’s website at www.genworth.com. We also will provide a copy of these materials in print to any stockholder who requests it. The board regularly reviews corporate governance developments and may modify these principles, charters and key practices as warranted. Any modifications will be reflected on Genworth’s website.

The board held eight meetings during 2006, and each of our directors attended more than 75% of the aggregate of (1) the total number of meetings of the board of directors, and (2) the total number of meetings held by all committees of the board on which he or she served. As set forth in the Governance Principles, directors are expected to attend the Annual Meeting of Stockholders. Except for one director who could not attend due to illness, all of our incumbent directors attended our 2006 Annual Meeting of Stockholders.

Director Independence

Our board currently consists of nine directors, seven of whom are independent (as defined by our Governance Principles and NYSE listing standards) and one of whom is our President and Chief Executive Officer. For a director to be independent, the board must determine that the director does not have any direct or indirect material relationship with Genworth. The board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Section 4 of our Governance Principles, which begin at page A-1 of this proxy statement. In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination. The board has determined that Mr. Borelli, Ms. Karch, Mr. Kerrey, Mr. Naqvi, Mr. Riepe, Mr. Toan and Mr. Wheeler satisfy the NYSE’s independence requirements and Genworth’s independence guidelines. Due to his former employment with GE, Mr. Parke is not yet eligible to be classified as an independent director. The board considers Mr. Parke to be a valuable member of the board, whose extensive experience and expertise in the areas of finance, capital markets, insurance and regulatory matters are of particular importance and relevance to the company.

In addition to the independence guidelines discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Genworth or any of its subsidiaries. The board has determined that all the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements. In addition, the board has determined that each of Frank J. Borelli and James S. Riepe is an “audit committee financial expert,” as defined by SEC rules.

Code of Conduct

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of conduct set forth in our Code of Ethics. The board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. Our Code of Ethics is published in the corporate governance section of our website at www.genworth.com. We also will provide a copy of our Code of Ethics in print to any stockholder who requests it. Section 11 of our Governance Principles, which begin at page A-1 of this proxy statement, more fully addresses our Code of Ethics. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our code of ethics and any waiver applicable to any of our directors, executive officers or senior financial officers.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition

Subject to the rights of the holders of any outstanding series of our preferred stock, our amended and restated certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our board of directors, but will not be less than one nor more than 15. Our board of directors adopted a resolution in July 2006, upon the recommendation of the Nominating and Corporate Governance Committee, setting the size of the board of directors at nine members. Working through its Nominating and Corporate Governance Committee, our board of directors continues to evaluate the optimal size for the board and may consider the addition of one or more independent directors to the board.

Each director elected by the holders of our common stock will serve until the earlier of his or her death, resignation, disqualification, removal or until his successor is elected and qualified. The common stock will not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions should not serve on more than two other boards of public companies in addition to the Genworth board. Other directors should not serve on more than four other boards of public companies in addition to the Genworth board.

Board Committees

The four standing committees of the board are the Audit Committee, the Management Development and Compensation Committee (the “Compensation Committee”), the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Legal and Public Affairs Committee. These committees are described below. The board has established written charters for each of its four standing committees. Our board of directors may also establish various other committees to assist it in its responsibilities.

The table below shows the current Board committee memberships and the number of meetings each committee held in 2006.

Director	Audit	Management Development and Compensation	Nominating and Corporate Governance	Legal and Public Affairs
Frank J. Borelli*	C	X
Michael D. Fraizer
Nancy J. Karch*		X	X
J. Robert Kerrey*			X	C
Saiyid T. Naqvi*	X			X
James A. Parke				X
James S. Riepe*	X	C
Barrett A. Toan*			X	X
Thomas B. Wheeler*		X	C

Total 2006 Meetings	12	9	6	5

* = Independent Director

C = Committee Chairperson

X = Committee Member

Audit Committee. The Audit Committee consists of three “independent” directors as defined under the applicable rules of the NYSE and the SEC. In addition, the board has determined that two of the Audit Committee’s members, Frank J. Borelli and James S. Riepe, are “audit committee financial experts,” as defined by SEC rules.

As more fully set forth in its charter, which can be found in the corporate governance section of our website at www.genworth.com, the Audit Committee is concerned primarily with the accuracy and effectiveness of the audits of our financial statements. The Audit Committee’s duties include:

•	selecting our independent registered public accounting firm and approving the terms of their engagement;

•	reviewing with management and our independent registered public accounting firm our annual audited financial statements, quarterly financial statements, and certain other financial information;

•	reviewing our risk assessment and risk management practices;

•	reviewing our financial reporting and accounting standards and principles;

•	reviewing our internal system of financial controls and the results of internal audits;

•	obtaining and reviewing formal written reports from the independent registered public accounting firm regarding its internal quality-control procedures;

•	reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct;

•	establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters; and

•	establishing policies and procedures for the review and approval of all proposed transactions with “Related Persons”, as that term is defined in Section 11(b) of our Governance Principles.

The Audit Committee has determined that in view of the increasing demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. The Audit Committee’s report appears on page 52 of this proxy statement.

Management Development and Compensation Committee. The Compensation Committee consists solely of “independent” directors under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website at www.genworth.com, the Compensation Committee has two primary responsibilities:

•	to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives; and

•	to review and approve our executive compensation and broad-based incentive compensation plans.

The Compensation Committee’s report appears on page 28 of this proxy statement. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee. The Nominating Committee consists solely of “independent” directors under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website at www.genworth.com, the Nominating Committee’s responsibilities include:

•	the selection of potential candidates for our board of directors;

•	the review of the board’s committee structure and the selection of committee members;

•	the development and annual review of our governance principles;

•	the oversight of the annual self-evaluations of our board and its committees; and

•	the annual review of director compensation and benefits.

The Nominating Committee makes recommendations to our board of directors of candidates for election to our board, and our board of directors makes recommendations to our stockholders. This committee will consider all stockholder recommendations for candidates for the board, which should be sent to the Nominating and Corporate Governance Committee, c/o Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

The Nominating Committee believes all director nominees should meet certain qualifications and possess certain qualities or skills that, when considered in light of the qualities and skills of the other director nominees, assist the board in overseeing the company’s operations and developing and pursuing its strategic objectives. The Nominating Committee believes each director nominee should at a minimum:

•	Possess the highest personal and professional ethics, integrity and values;

•	Be committed to representing the long-term interests of the stockholders;

•	Be inquisitive and have an objective perspective and have practical wisdom and mature judgment;

•	Be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively;

•	Be committed to serve on the board for an extended period of time; and

•	Own at least $300,000 of company stock (within five years of election to the board).

The qualifications, specific qualities and skills required for directors are further set forth in Section 3 of Genworth’s Governance Principles, which are included as Appendix A to this proxy statement.

In addition to considering candidates suggested by stockholders, the Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others. We have also engaged an outside search firm to assist us in identifying and evaluating potential director candidates. The Nominating Committee considers all potential candidates regardless of the source of the recommendation. The committee’s review is typically based on any written materials provided with respect to the candidate. The Nominating Committee determines whether the candidate meets our general qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

Legal and Public Affairs Committee. The principal purpose of the Legal and Public Affairs Committee is to assist the board in its oversight responsibilities relating to Genworth practices and positions on corporate citizenship, consumer policies, including sales compliance, and legislative issues that affect us, our stockholders, employees and customers.

Compensation of Directors

The Nominating Committee has the responsibility for recommending to the board compensation and benefits for “non-management directors.” Non-management directors are those directors who are not executive officers of Genworth or its affiliates. Accordingly, all directors, other than Mr. Fraizer, are regarded as non-management directors.

Annual Retainer. Each non-management director is paid an annual fee of $160,000 in quarterly installments, following the end of each quarter of service. Of this amount, 40% (or $64,000) of the annual fee is paid in cash and 60% (or $96,000) is paid in deferred stock units (“DSUs”). Instead of receiving a cash payment, directors may elect to have 100% of their annual fee paid in DSUs.

Deferred Stock Units. Each DSU represents the right to receive one share of our common stock in the future. Deferred stock units are granted at the end of each quarter of service as a member of the board, and are credited to a notional account maintained by us in the recipient’s name. The number of DSUs granted is determined by dividing the DSU value to be delivered by the fair market value of our common stock on the date of grant. Each DSU is equal in value to a share of our stock but does not have voting rights. DSUs accumulate regular quarterly dividends which are reinvested in additional DSUs. The DSUs will be paid out in cash beginning one year after the director leaves the board in a lump sum or in payments over ten years, at the election of the director.

Fees for Committee Chairs. As additional compensation for service as chairperson, the chairperson of the Audit Committee receives an annual cash retainer of $15,000. Each other standing committee chairperson receives an annual cash retainer of $10,000.

Matching Gift Program. The company offers a matching gift program that provides for the matching of employee and director charitable contributions pursuant to the contribution guidelines established by the Genworth Foundation. Each non-management director is eligible for the matching of charitable contributions on a dollar-for-dollar basis, up to a maximum matching contribution of $15,000 during any calendar year.

Reimbursement of Certain Expenses. Directors are reimbursed for travel expenses to attend board and committee meetings and to attend director education seminars, in accordance with policies approved from time to time.

The following table sets forth information concerning compensation paid or accrued by us in 2006 to our directors.

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Frank J. Borelli	79,000	90,639	—	—	—	1,927	171,566
Nancy J. Karch	64,000	90,203	—	—	—	472	154,675
J. Robert Kerrey	74,000	90,957	—	—	—	3,207	168,164
Saiyid T. Naqvi	64,000	90,196	—	—	—	670	154,866
James A. Parke (4)	40,000	55,868	—	—	—	190	96,058
James S. Riepe (5)	56,917	71,150	—	—	—	197	128,264
Barrett A. Toan (6)	29,333	40,763	—	—	—	80	70,176
Thomas B. Wheeler	76,917	90,639	—	—	—	1,927	169,483

(1)	Amounts reflect the portion of the annual retainer (described below) that is payable in cash (including $64,000 that Mr. Kerrey and Mr. Naqvi elected to receive in the form of DSUs, $40,000 that Mr. Parke elected to receive in the form of DSUs and $29,333 that Mr. Toan elected to receive in the form of DSUs. With respect to Mr. Borelli, amount includes $15,000 paid for service as Chairman of the Audit Committee. With respect to Mr. Kerrey, amount includes $10,000 paid for service as Chairman of the Legal and Public Affairs Committee. With respect to Mr. Wheeler, amount includes $10,000 and $2,917 paid for service as Chairman of the Nominating Committee and for 3.5 months of service as Chairman of the Compensation Committee, respectively. With respect to Mr. Riepe, amount reflects $6,250 for 7.5 months of service as Chairman of the Compensation Committee.
(2)	Amounts reflect (i) the grant date fair value of DSUs received in partial payment of the annual retainer (not including any DSUs received in lieu of the cash portion of the annual retainer, which are reported as “Fees Earned or Paid in Cash” in the table above), 100% of which was recognized by the company as an expense in 2006 for financial accounting purposes, plus (ii) an adjustment to the amount of accounting expense recognized by the company in 2006 relating to all DSUs granted in prior years (including outstanding DSUs granted in lieu of cash retainer and DSUs granted as reinvestment of dividend equivalents). The adjustment relating to DSUs granted in prior years is required because the DSUs are settled in cash and therefore are liability awards under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R), which must be re-measured at each financial reporting date to reflect changes in the price of the company’s common stock. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the company’s consolidated financial statements, which are included in the company’s Annual Report on Form 10-K for 2006 filed with the SEC.

The following table shows for each non-management director (i) the aggregate grant date fair value of DSUs received by each non-management director in payment of the annual retainer for 2006 (including any DSUs received in lieu of the cash portion of the annual retainer), and (ii) the total number of DSUs held as of December 31, 2006:

Name	Grant Date Fair Value of DSUs Granted in 2006 ($)	Total Number of DSUs Held as of December 31, 2006 (#)
Frank J. Borelli	90,160	8,180
Nancy J. Karch	90,160	3,301
J. Robert Kerrey	150,268	13,634
Saiyid T. Naqvi	150,268	5110
James A. Parke	93,114	2,923
James S. Riepe	71,150	2,233
Barrett A. Toan	67,939	2,133
Thomas B. Wheeler	90,160	8,180

(3)	DSUs have dividend equivalent rights that accrue regular quarterly dividends which are reinvested in additional DSUs. Amounts shown reflect dividends accruing with respect to reinvested DSUs which were not factored into the grant date fair value of the original award.
(4)	Mr. Parke was elected to our board of directors by the holders of the company’s Class A Common Stock in May 2006. Prior to such time, Mr. Parke was a director designated by GE, as the holder of the company’s Class B Common Stock, and he did not receive any compensation from the company.
(5)	Mr. Riepe was elected to our board of directors in March 2006.
(6)	Mr. Toan was elected to our board of directors in July 2006.

Director Stock Ownership Policy

To help demonstrate the alignment of the personal interests of the company’s directors with the interests of our stockholders, we have established a stock ownership policy for all non-management directors. Each non-management director is expected to hold at least $300,000 worth of Genworth common stock and/or DSUs while serving as a director of Genworth. Each non-management director has five years from the date he or she becomes a non-management director to attain this ownership threshold.

The following table shows the stock ownership as of March 20, 2007 of those directors who, if re-elected, will be non-management directors after the Annual Meeting, the percentage of the ownership threshold that they have reached, and the portion of the five-year period that has elapsed in which the non-management director must attain enough stock to satisfy his or her ownership guideline. The value of each non-management director’s stock ownership is based on our stock price as of March 20, 2007.

Director	Number of Shares/DSUs Held (#)	Value as of 3/20/2007 ($)	Stock Ownership Guideline ($)	Stock Held as % of Guideline	% of Time Elapsed to Attain Guideline
Frank J. Borelli	8,202	283,461	300,000	94	54
Nancy J. Karch	4,665	161,222	300,000	54	28
J. Robert Kerrey	13,670	472,435	300,000	157	54
Saiyid T. Naqvi	5,124	177,085	300,000	59	26
James A. Parke (1)	17,931	619,695	300,000	207	17
James S. Riepe (2)	2,839	98,116	300,000	33	20
Barrett A. Toan (3)	2,139	73,924	300,000	25	14
Thomas B. Wheeler	8,202	283,461	300,000	94	54

(1)	Mr. Parke was elected to our board of directors by the holders of the company’s Class A Common Stock in May 2006. At such time, Mr. Parke became subject to the director stock ownership policy.
(2)	Mr. Riepe was elected to our board of directors in March 2006.
(3)	Mr. Toan was elected to our board of directors in July 2006.

Meetings of Non-Management and Independent Directors

Our Governance Principles provide that the non-management directors will meet without management present at each regularly scheduled board meeting. Michael D. Fraizer, our President and Chief Executive Officer, is currently the only employee of the company who serves on our board. In addition, our Governance Principles provide that the independent directors on our board (whose independence is determined in accordance with the NYSE listing standards and our Governance Principles) will separately meet at least three times each year without the presence of non-independent directors. The directors have determined that the chair of the audit committee, currently Mr. Borelli, will preside at the meetings of the non-management directors and the independent directors. The non-management and independent directors may meet without management present at such other times as determined by the chair of the audit committee.

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Common Stock

The following table sets forth information as of March 20, 2007, regarding the beneficial ownership of our common stock by:

•	all persons known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);

•	the executive officers included in our Summary Compensation Table under “Executive Compensation;”

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 20, 2007 are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder. As of March 20, 2007, there were 438,374,232 shares of common stock outstanding and no shares of any other class of common stock outstanding.

The address of each director and executive officer listed below is c/o Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

	Beneficial Ownership
Name of Beneficial Owner	Number	Percentage
Massachusetts Financial Services Company (1)	31,571,754	7.2%
AXA Financial, Inc. and affiliates (2)	31,174,970	7.1%
Hotchkis and Wiley Capital Management, LLC (3)	27,080,400	6.2%
NWQ Investment Management Company, LLC (4)	23,352,898	5.3%
Michael D. Fraizer (5)	981,133	*
Victor C. Moses (6)	95,084	*
Thomas H. Mann (7)	520,517	*
Richard P. McKenney (8)	100	*
Pamela S. Schutz (9)	204,627	*
George R. Zippel (10)	15,652	*
Frank J. Borelli	—	*
Nancy J. Karch	1,335	*
J. Robert Kerrey	—	*
Saiyid T. Naqvi	—	*
James A. Parke	15,000	*
James S. Riepe	600	*
Barrett A. Toan	—	*
Thomas B. Wheeler	—	*
All directors and executive officers as a group (21 persons)	2,374,034	*

*Less than 1%.

(1)

Information obtained solely by reference to the Schedule 13G filed with the SEC on February 9, 2007 by Massachusetts Financial Services Company (“MFS”). MFS reported that it has sole power to vote or direct the vote of 21,958,053 shares and sole power to dispose or to direct the disposition of 31,571,754 shares.

MFS further reported that it is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). The address for MFS is 500 Boylston Street, Boston, Massachusetts 02116.
(2)	Information obtained solely by reference to the Schedule 13G filed with the SEC on February 13, 2007 by AXA Financial, Inc. (“AXA Financial”) on behalf of itself and affiliated entities. According to the schedule, the shares are also beneficially owned by the following French affiliates of AXA Financial: AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; AXA Courtage Assurance Mutuelle; and AXA (collectively with Financial, the “AXA Group”). Of the reported shares, the AXA Group reported that it has sole power to vote or direct the vote of 18,367,470 shares, shared power to vote or direct the vote of 4,144,108 shares, sole power to dispose or direct the disposition of 31,154,653 shares and shared power to dispose or direct the disposition of 20,317 shares. The AXA Group further reported that a majority of such shares are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser and the majority-owned subsidiary of AXA Financial. The address for AXA Financial is 1290 Avenue of the Americas, New York, New York 10104.
(3)	Information obtained solely by reference to the Schedule 13G filed with the SEC on February 14, 2007 by Hotchkis and Wiley Capital Management, LLC (“HWCM”). HWCM reported that it has sole power to vote or direct the vote of 20,039,900 shares and sole power to dispose of or direct the disposition of 27,080,400 shares. HWCM further reported that certain of its clients have retained voting power over the shares of common stock that they beneficially own and that accordingly, HWCM has the power to dispose of more shares of common stock than it can vote. The address for HWCM is 725 S. Figueroa Street 39th Floor, Los Angeles, California 90017.
(4)	Information obtained solely by reference to the Schedule 13G filed with the SEC on February 12, 2007 by NWQ Investment Management Company, LLC (“NWQ”). NWQ reported that it has sole power to vote or direct the vote of 20,018,450 shares and sole power to dispose or to direct the disposition of 23,352,898 shares. NWQ reported that such securities are beneficially owned by its clients, which clients may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pensions, charitable funds or other institutional and high net worth clients. The address for NWQ is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.
(5)	Reflects (a) 195,649 shares of common stock issuable upon the exercise of vested employee stock options, and (b) 54,840 shares of common stock issuable upon the exercise of vested stock appreciation rights.
(6)	Reflects (a) 18,157 shares of common stock issuable upon the exercise of vested employee stock options, and (b) 65,460 shares of common stock issuable upon the exercise of vested restricted stock units.
(7)	Reflects (a) 277,667 shares of common stock issuable upon the exercise of vested employee stock options, and (b) 179,120 shares of common stock issuable upon the exercise of vested restricted stock units.
(8)	Mr. McKenney, our former chief financial officer, resigned his position effective as of August 24, 2006.
(9)	Reflects (a) 133,796 shares of common stock issuable upon the exercise of vested employee stock options, and (b) 7,920 shares of common stock issuable upon the exercise of vested restricted stock units.
(10)	Reflects 15,652 shares of common stock issuable upon the exercise of vested employee stock options. Mr. Zippel, our former president and chief executive officer of our former Protection segment, resigned his position effective as of January 8, 2007.

Equity Compensation Plans

The following table gives information as of December 31, 2006 about the common stock that may be issued under all of our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	22,100,631	$23.33	12,066,440
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A
Total	22,100,631	$23.33	12,066,440

(1)	2004 Genworth Financial, Inc. Omnibus Incentive Plan (“Omnibus Incentive Plan”).

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation programs and policies, including a discussion of the material compensation decisions made under the programs and policies with respect to our top executive officers, and the material factors considered in making those decisions. It is intended to provide context for the detailed information provided under the heading “Executive Compensation” regarding compensation earned or paid in 2006 to the following individuals, whom we refer to as our named executive officers:

•	Michael D. Fraizer, our president and chief executive officer,

•	Victor C. Moses, our acting chief financial officer from August 24, 2006 through March 1, 2007,

•	Richard P. McKenney, our former chief financial officer,

•	Thomas H. Mann, our executive vice president with responsibility for our U.S. Mortgage Insurance and International segments,

•	Pamela S. Schutz, our executive vice president with responsibility for our Retirement and Protection segment,

•	George R. Zippel, our former president and chief executive officer of our former Protection segment.

Principles Underlying our Compensation Programs

Our goal in compensating executive officers is to attract, motivate, reward and retain executives of superior ability who are dedicated to the long-term interests of our stockholders. To achieve this goal, our executive compensation programs are organized around the following fundamental principles:

A significant portion of executive officer compensation should be performance-based and reward a balance of short, medium and long-term stockholder value creation. We seek to provide our executive officers with incentives for superior performance over multiple time-frames using a combination of: annual incentives that measure performance relative to short-term operational and strategic objectives; mid-term incentives that measure performance relative to financial goals set on a three-year cycle; and annual equity grants that align executive officers’ interests with long-term stockholder value and stock price appreciation.

Pay at risk should align with an executive officer’s impact on company performance. We seek to leverage the performance-based elements of an executive officer’s compensation proportionally with his or her ability to impact the company’s performance over short-, medium- and long-term periods. Our chief executive officer has the largest portion of his total annual compensation delivered through annual equity grants, while the total annual compensation for our other executive officers is more balanced between long-, mid- and short-term incentives.

Compensation opportunities should be competitive with the marketplace. We target total compensation opportunities for our executive officers to be competitive with opportunities for similar positions at comparable companies. To do this, we benchmark target compensation and benefits values using market surveys as guides when designing programs and evaluating individual compensation. Some executive officers may have higher or lower target compensation as compared to the market based on the level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs, and internal equity considerations.

Our compensation programs should remain flexible enough to allow for the exercise of discretion where appropriate. Our total compensation approach is not intended to be formulaic or rigid in structure. Each element of annual compensation (other than base salary) is designed to be variable based on quantitative and/or qualitative performance criteria. We regularly review our overall compensation programs and maintain flexibility to make changes in the future as appropriate. On an individual basis, we also reserve discretion to increase or decrease individual compensation or to adjust the mix of pay elements as appropriate. This flexibility allows us to effectively manage, over time, the performance of our executive officers, market competitiveness of our compensation programs, issues of internal pay equity and retention of key talent.

Role of the Compensation Committee

The Compensation Committee of our board of directors carries out the board’s responsibilities with respect to reviewing and approving the compensation for our executive officers, overseeing the development of executive succession plans, and administering our executive compensation programs.

We seek an open relationship between the Compensation Committee and management concerning compensation matters. As a function of this relationship, the Compensation Committee consults management for analysis, details and recommendations with respect to compensation program design and compensation decisions for executives (other than the chief executive officer). The Compensation Committee retains an independent compensation consultant, Buck Consultants, to assist in reviewing and analyzing compensation information from management, and to evaluate compensation for our chief executive officer. We believe that this collaborative approach produces a more informed decision-making process and assures an objective perspective in this important governance matter.

The Compensation Committee retains the final authority to approve all of the policies under which compensation is paid or awarded to our executive officers. In determining the amount of compensation for individual executive officers, the Compensation Committee relies upon its judgment about each individual, factors surrounding each individual’s role and performance, and upon recommendations from the chief executive officer for each of the executive officers (other than himself). For additional information regarding the Compensation Committee, see page 12 of this proxy statement.

Factors Considered in Making Compensation Decisions

Key factors affecting compensation decisions for our executive officers include the nature and scope of the executive officer’s responsibilities, contribution to financial results, effectiveness in leading initiatives to increase growth, customer value, profitability, productivity, effective capital deployment and competitiveness. Also considered when evaluating performance are the executive officer’s commitment to corporate responsibility, creating a culture of integrity, community leadership and diversity. We review each component of compensation for our executive officers separately, and in the aggregate, and examine the internal relationships among the executive officers to determine whether the differences are appropriate.

We also consider the compensation and benefit levels of comparison groups of major companies that are most likely to compete for the services of executive officers. This benchmarking is an input into the compensation decision-making process that helps gauge market competitiveness, but it does not weigh any greater than other considerations noted above when making compensation decisions.

Because there is no perfect set of companies that match our various lines of business, we benchmark ourselves against three “zones” of companies in different categories to help gauge competitive market compensation and benefit programs. The individual companies benchmarked may change from year-to-year based on mergers and divestitures, changes in corporate structure, and voluntary participation in the market surveys we use. We use this approach consistently over time, with no bias toward those that appear more or less favorable in any given year. These benchmark zones include (i) financial services companies that are approximately one-half to three times our size in market capitalization, including insurance companies, banks, and diversified financial institutions; (ii) life insurance companies with greater than $30 billion in assets; and (iii) companies listed in the Fortune 150-300 range.

Elements of our Total Annual Compensation Structure

Periodic analysis of the design of our compensation programs allows us to maintain reasonable and competitive total compensation opportunities for each executive officer. In 2006, we conducted a review of all elements of our executive officer compensation and benefit programs, including salary, annual incentive, long-term incentive compensation, executive benefit programs, and perquisites. As a result of this program review, changes have been made to our mid-term performance plan for the new 2007-2009 performance cycle (awarded in March 2007) and to certain executive officer benefits and perquisites. Additionally, the Compensation Committee has approved updates to the stock ownership guidelines for executive officers as described more fully on page 27 of this proxy statement.

The following is a description of the various elements of our total annual compensation structure, the purpose of each element and certain design changes for 2007. Each program as it pertains to 2006 compensation is described further under “2006 Compensation for Named Executive Officers” and the amounts are reported in the “Executive Compensation” section of this proxy statement.

•

Base Salary. Base salary compensates executives for day-to-day responsibilities and sustained performance; consistently effective individual performance is a threshold requirement for any salary increase.

•

Short-Term Performance: Annual Incentive. Annual incentives are typically paid in February for the prior year’s performance based on company performance against financial operating goals and each executive’s execution against pre-determined financial and strategic goals. Executive officers each have a target annual incentive established at the beginning of the year by the Compensation Committee and expressed as a percentage of base salary.

The Compensation Committee retains the final authority to evaluate and determine performance relative to the individual and corporate financial goals for annual incentives. In evaluating corporate performance, the Compensation Committee may make adjustments for the impact of unusual or non-recurring items including, but not limited to, foreign exchange fluctuations, accounting pronouncements and restructuring charges. This discretion enables us to establish goals that align our executive officers with the company’s annual operating performance, while at the same time ensuring that unforeseen factors do not inappropriately impact the measurement of performance. Actual annual incentives paid to executive officers are approved by the Compensation Committee after the conclusion of the year.

•

Medium-Term Performance: Periodic “Mid-Term” Incentive. We use mid-term incentive cycles to measure company performance against three-year strategic financial objectives that are considered important drivers of the company’s ability to enhance stockholder value. Such mid-term incentives are established only once every three years and do not overlap measurement timeframes. This design provides focused alignment for our executive officers to achieve financial performance over a medium-range timeframe, and supports executive officer retention since the full award will be forfeited if a participant resigns prior to payout. When evaluating target annual compensation and historical compensation for our executive officers, we allocate one-third of the value for these mid-term incentives across the performance period. Such an incentive was established for the 2004-2006 performance period, the payout of which is described further under “2006 Compensation for Named Executive Officers.”

In March 2007, the Compensation Committee approved a new mid-term incentive for 2007-2009, as well as a change to the program to use performance stock units (“PSUs”) instead of cash as the payment vehicle. The shift to PSUs for this new mid-term incentive cycle is intended to create further alignment of executive officer compensation with stockholder value by placing larger amounts of pay “at risk” in the form of stock-based incentives. The target number of PSUs is fixed for each participant at the beginning of the performance period, and following the performance period any unvested PSUs will be cancelled. The PSUs will vest according to threshold, target and maximum performance goals, and any vested PSUs will be subject to a nine-month holding period (net of shares used to cover taxes).

•

Long-Term Performance: Annual Equity Grants. The Compensation Committee considers annual grants of stock appreciation rights (“SARs”) and/or restricted stock units (“RSUs”) to be effective forms of long-term compensation for executive officers and other key employees because they provide incentives for performance leading to enhanced stockholder value. SARs only have value to the extent stockholder value grows over time, and both SARs and RSUs encourage executive retention because they vest over a period of years. Together with our stock ownership guidelines, our annual grants of SARs and RSUs place significant portions of an executive officer’s total annual compensation and personal financial interest in alignment with the long-term interests of our stockholders. Annual equity grants have typically been made at a scheduled Compensation Committee meeting in the third quarter. In 2007, the Compensation Committee updated its key practices to confirm that annual equity grants will be made at regularly scheduled meetings and that, to the extent practicable, other equity award grants will be effective on a monthly basis on the first business day of each calendar month following approval.

2006 Compensation for Named Executive Officers

The following describes actions taken in 2006 as it relates to executive officer compensation and the information provided in the Summary Compensation Table and accompanying disclosures.

•

Base Salary. For 2006, our chief executive officer requested, and the Compensation Committee approved, moderate base salary increases for our executive officers ranging from 2% to 10% of base salary (other than Mr. McKenney). These changes were based primarily on sustained individual performance, market levels of compensation for comparable jobs, changes in the job scope and responsibilities of our executive officers over time, and internal pay equity. Mr. McKenney’s base salary for 2006 was increased by 22% after taking into account the above factors plus the fact that his base salary in 2005 was considerably below base salaries paid to chief financial officers at similar sized public companies. The base salary for our CEO did not change in 2006.

•

2006 Annual Incentive. For 2006, the target annual incentive opportunities for the named executive officers ranged from 100% to 200% of base salary, as shown for each named executive officer in the table entitled “2006 Grants of Plan-Based Awards” appearing on page 33. The company’s achievement relative to previously established performance metrics generally yielded above target payouts under the plan. For 2006, those performance metrics were: (1) basic net operating earnings per share and (2) operating return on equity, or operating ROE. “Basic net operating earnings per share” is calculated as net income from continuing operations excluding after-tax net investment gains (losses), which can fluctuate significantly from period to period, changes in accounting principles and infrequent or unusual non-operating items, divided by the weighted average of basic shares outstanding. “Operating ROE” is calculated as net operating income divided by average stockholders’ equity, excluding accumulated other comprehensive income (AOCI) from average stockholders’ equity. These two metrics were established adjusting for the impact of foreign currency fluctuations and the impact of any stock repurchases in excess of $500 million for the 2006 performance period.

During the first quarter of 2006, the Compensation Committee established target performance levels for basic net operating earnings per share and operating ROE that were consistent with the financial outlook that the company publicly provided to investors at the time of our release of financial results for 2005, and that were consistent with the company’s annual operating plan. Specifically, in late January 2006, the company provided investors with outlook for 2006 net operating earnings of $2.65 to $2.75 per diluted share and a year-end 2006 operating ROE of 10.7% to 10.9%. Target performance for the 2006 annual incentive plan were established consistent with the midpoints of these ranges. Threshold levels of performance were established below these ranges and were required for executive officers to achieve any annual incentive payments under the plan, while total payments to executive officers could be up to 150% of target for performance significantly above these ranges.

In 2006, the company delivered net operating earnings per basic share and operating ROE exceeding the target ranges for both metrics. This level of performance, adjusted as described above, established company performance in excess of the target levels under the 2006 annual incentive plan. Individual annual incentive payments for the named executive officers were determined based on the company’s achievement of these financial goals as well as individual performance against business segment or functional objectives, such as segment net operating earnings, sales, revenues, cost reduction, and progress on other strategic or organizational goals. The 2006 annual incentive awards made to our executive officers are reflected in the Summary Compensation Table on page 30 of this proxy statement.

•

Payout of 2004-2006 Mid-Term Incentive. The 2004-2006 mid-term incentive was granted to executive officers and limited other key executives in 2004. The payout was based on achievement of performance targets relating to average annual return on equity growth and average annual operating earnings growth measured from January 1, 2004 to December 31, 2006. Both performance goals were weighted equally. The goals for maximum payout under the 2004-2006 mid-term performance incentive were 0.5% for average annual return on equity growth, and 12% average annual operating earnings growth. The company exceeded the maximum performance targets for both metrics, and participants received the maximum payout pursuant to the 2004-2006 plan. The total 3-year payout is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 30 of this proxy statement.

•

2006 Annual Equity Grants. In August 2006, the Compensation Committee approved annual equity grants for the named executive officers as a combination of SARs and RSUs (other than for our chief executive officer), with approximately 70% of the total grant value in SARs and 30% in RSUs. The decision to more heavily weight SARs reflects our desire to make a significant portion of each executive officer’s pay dependent upon long-term stock price appreciation. For 2006, our chief executive officer recommended award sizes for the named executive officers (other than himself). The Compensation Committee discussed and approved annual equity awards for the named executive officers using this SAR and RSU ratio (other than for the chief executive officer), taking into account the recommendations of the chief executive officer.

The Compensation Committee also approved a grant of SARs to the chief executive officer in August 2006, the size of which was determined after considering an assessment of the chief executive officer’s performance and the overall performance of the company, an analysis of each component of the chief executive officer’s compensation for 2006, and compensation of chief executive officers in various peer groupings. The Compensation Committee determined to grant only SARs to the chief executive officer to assure that a significant portion of his total compensation was aligned with long-term interests of stockholders.

Retirement Benefits

Retirement benefits also fulfill an important role within our overall executive compensation programs because they provide a financial security component which promotes retention. We believe that our retirement program, including the mix of elements and the amount of the benefit, is comparable to programs offered by the companies in our peer groups and, as a result, helps ensure that our executive compensation remains competitive.

We maintain the Genworth Financial, Inc. Retirement and Savings Plan, a tax-qualified, defined contribution plan in which a substantial majority of our U.S. employees, including our named executive officers are eligible to participate. In addition, we offer the following nonqualified retirement and deferred compensation plans that are available to a select group of management or highly compensated employees, including our named executive officers:

•	Genworth Financial, Inc. Supplemental Executive Retirement Plan

•	Genworth Financial, Inc. Retirement and Savings Restoration Plan

•	Genworth Financial, Inc. Deferred Compensation Plan

Each of the above retirement plans is described in more detail beginning on page 37 of this proxy statement.

Other Benefits and Perquisites

In 2006 we provided executive officers with an individually owned universal life insurance policy (“Leadership Life”) available to all of our U.S. based executives, an enhanced company-owned life insurance program (“Executive Life”), and certain perquisites intended to keep executive officers healthy and focused on company business with minimal distraction. The perquisites provided to executive officers are the opportunity to receive financial planning services, a tax gross-up on those financial planning services, annual physical examinations and a company provided car. In addition, our executive officers are permitted, subject to certain annual limits, to use fractionally owned aircraft for incremental personal travel while otherwise traveling on company-related business, or for travel in the event of a family emergency. Our chief executive officer is permitted to use our booking agent to arrange for personal chartered flights, but the cost of such personal chartered flights will be paid by the chief executive officer. The aggregate incremental cost of such incremental personal use of corporate-owned aircraft is limited to $50,000 for any individual executive officer, and to $250,000 for all executive officers collectively, each within a year. The total amount for all executive officers as a group was less than $50,000 in 2006.

We review the perquisites provided to our executive officers on an annual basis to ensure that we are providing benefits that align with our overall principles of providing competitive compensation programs for our executive officers that maximize the interests of our stockholders. For 2007 and beyond, we have adjusted our criteria for company car eligibility such that certain executive officers, including each of our named executive officers, will not be eligible for renewal of a company-provided car when their individual leases expire. We have also determined that participants added to the Executive Life program after January 1, 2007 would no longer be eligible for continued coverage after retirement from the company.

Termination and Change of Control Benefits

We believe the best time to consider the appropriateness of change of control provisions is when a change of control is not imminent and before the lack of such a plan poses a risk to corporate management effectiveness. We seek to balance the potential costs of change of control provisions with the costs that would arise from fear of job loss and other distractions that may result from potential, rumored or actual changes of control. As a result, after careful evaluation of the implications and economics of a change of control plan, we adopted effective in 2005 the Genworth Financial, Inc. 2005 Change of Control Plan (the “Change of Control Plan”).

The Change of Control Plan offers certain severance benefits to a select group of key executives, including our named executive officers, in the event that the executive’s employment is terminated by the company without cause or by the executive for good reason within three years from the date of a change of control (“Qualified Termination”). Potential benefits under the Change of Control Plan are separated into two “tiers” of participation for a limited group of key executives, with each of the named executive officers participating in the highest tier. The potential payments upon a Qualified Termination following a Change in Control of the company are described more fully under “Potential Payments Upon Change of Control” beginning on page 39 of this proxy statement.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation.

It is our intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. Other than base salary, we have structured the main elements of our current compensation program for executive officers, including annual performance incentives, annual equity grants and the three-year performance plan, to qualify as performance-based compensation that is fully deductible by us.

We do consider accounting and other cost implications when designing our equity and incentive programs. However, with the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, it is not expected to have a material effect on the selection of forms of compensation.

Stock Ownership Guidelines

To help further align the personal interest of the company’s executive officers with the interests of stockholders, effective March 20, 2007, the Compensation Committee updated the company’s stock ownership guidelines for the amount of common stock which must be held by the company’s executive officers.

The ownership multiple below will be used to determine a target number of shares by multiplying the executive officer’s annual base salary in effect for May 7, 2007 by the applicable multiple shown below, and dividing the result by the average closing price of the company’s common stock during the immediately preceding 12 months. Each executive officer must attain ownership of the required stock ownership level before March 31, 2010 (or, if later, within three years of becoming an executive officer) and maintain ownership of at least such amount of the company’s common stock while they hold office or until the Compensation Committee re-establishes the ownership multiple, whichever comes first.

Position	Multiple	Time to Attain
CEO	7x Salary	3 years
Executive Vice Presidents	3x Salary	3 years
Senior Vice Presidents	2x Salary	3 years

In the event that an executive officer fails to reach a required level of stock ownership during the three-year period above, we may require any annual incentive payments to the executive officer to be paid in common stock until the applicable required level of stock ownership is obtained.

In order to meet this stock ownership requirement, an executive officer may count all shares of common stock owned by the executive officer, including common stock held in the company’s 401(k) plan and any company RSUs, but excluding any RSUs that vest upon retirement.

The following table shows the value of common stock held by each of the actively serving named executive officers as of March 20, 2007 relative to the stock ownership guideline:

Executive Officer	Number of Shares Held (#)	Stock Ownership Guideline (#)	Stock Held as % of Guideline
Michael D. Fraizer	864,626	230,398	375
Thomas H. Mann	106,061	57,051	186
Pamela S. Schutz	97,380	54,857	178
Victor C. Moses	21,634	24,868	87

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the board of directors oversees the compensation program of Genworth Financial, Inc. on behalf of the board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement beginning on page 21.

In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in Genworth’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and its proxy statement on Schedule 14A to be filed in connection with the company’s 2007 annual meeting of stockholders, each of which has been or will be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:

James S. Riepe, Chair

Frank J. Borelli

Nancy J. Karch

Thomas B. Wheeler

EXECUTIVE COMPENSATION

The following tables and narratives provide information relating to compensation earned or paid to our named executive officers for 2006, including equity awards and holdings, balances of pension and deferred compensation plans, as well as potential payments upon various termination scenarios.

In May 2004, our company went through an initial public offering (IPO). In order to provide a clearer representation of compensation elements related to events prior to and following that time, we have provided supplemental information for the stock and option expense reported in the Summary Compensation Table, the amounts of stock and option awards in the Outstanding Equity Awards at 2006 Fiscal Year-End Table, and the values reported in the 2006 Option Exercises and Stock Vested table. For each of these tables, data are separated into the following three categories:

(i)	“Conversion Awards”—Awards granted by our former parent prior to our IPO and converted into Genworth awards upon our IPO. These include any unvested stock options, stock appreciation rights and restricted stock units held by our executive officers, plus any vested stock options and stock appreciation rights held by our chief executive officer, at the time of our IPO. Each award maintained the original vesting schedule and expiration dates at the time of conversion, and we continued to recognize expense for some of these awards in 2006.

(ii)	“Founders Grant”—Special awards of either stock options or stock appreciation rights granted to the “founding members” of our company in connection with our IPO in 2004. The awards vest 25% per year beginning on the second anniversary of the grant date (May 25, 2004), and we continued to recognize expense in 2006 for these awards.

(iii)	“Company Awards”—Awards granted in years following our initial public offering. For the named executive officers, these consist of awards made in 2005 and 2006, described as Annual Equity Grants in the Compensation Discussion and Analysis (the “CD&A”) on page 23 of this proxy statement.

Summary Compensation Table

Name and Principal Position							Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)
	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Annual Incentive ($)(2)	2004-2006 Mid-Term Incentive ($)(3)		All Other Compensation ($)(5)	Total ($)
Michael D. Fraizer Chairman of the Board, President and Chief Executive Officer	2006	1,121,403	—		1,213,185	5,050,401	3,000,000	6,375,000	288,023	105,665	17,153,677
Victor C. Moses Senior Vice President—Actuarial & Risk; Acting Chief Financial Officer	2006	398,721	100,000	(6)	70,534	532,063	530,000	705,000	115,055	108,585	2,559,958
Richard P. McKenney Former Senior Vice President Chief Financial Officer(7)	2006	341,022	—		(136,204)	(707,109)	—	—	—	54,300	(447,991)
Thomas H. Mann Executive Vice President—Genworth	2006	613,034	—		371,145	1,492,282	1,685,000	3,340,000	237,547	111,260	7,850,268
Pamela S. Schutz Executive Vice President—Genworth	2006	530,989	—		261,309	1,159,039	1,070,000	1,980,000	139,750	102,631	5,243,718
George R. Zippel Former President and Chief Executive Officer—Protection	2006	498,401	—		159,878	1,119,066	750,000	1,370,000	94,691	95,441	4,087,477

(1)	Represents the proportionate amount of the total fair value of stock and option awards recognized by the company as an expense in 2006 for financial accounting purposes, including expense related to awards granted in prior years, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123R.

The awards for which expense is shown in this table include awards granted in 2006 and described in the 2006 Grants of Plan-Based Awards table beginning on page 33 of this proxy statement, as well as other Company Awards, Conversion Awards and our one-time Founders Grant (each as defined above) for which we continued to recognize expense in 2006. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the company’s consolidated financial statements, which are included in the company’s Annual Report on Form 10-K for 2006 filed with the SEC.

The following table shows how much of the amounts shown in the Stock Awards and Option Awards columns relate to Conversion Awards, the Founders Grant and Company Awards:

Name		Stock ($)	Options ($)
Mr. Fraizer	Conversion Awards	691,995	528,552
	Founders Grant	—	3,097,016
	Company Awards	521,190	1,424,833
	Total	1,213,185	5,050,401
Mr. Moses	Conversion Awards	—	4,975
	Founders Grant	—	391,202
	Company Awards	70,534	135,886
	Total	70,534	532,063
Mr. McKenney	Conversion Awards	(98,569)	(28,252)
	Founders Grant	—	(576,358)
	Company Awards	(37,635)	(102,499)
	Total	(136,204)	(707,109)
Mr. Mann	Conversion Awards	251,953	154,453
	Founders Grant	—	1,108,406
	Company Awards	119,192	229,423
	Total	371,145	1,492,282
Ms. Schutz	Conversion Awards	158,529	64,590
	Founders Grant	—	896,505
	Company Awards	102,780	197,944
	Total	261,309	1,159,039
Mr. Zippel	Conversion Awards	71,912	53,256
	Founders Grant	—	896,505
	Company Awards	87,966	169,305
	Total	159,878	1,119,066
(2)	Reflects the value of cash incentives paid pursuant to our annual incentive program described in the CD&A beginning on page 24 of this proxy statement.
(3)	Reflects payouts made in 2007 pursuant to the 2004-2006 mid-term incentive, as described in the CD&A on page 25 of this proxy statement.
(4)	Reflects the increase during 2006 in actuarial values of each of the named executive officer’s accumulated benefits under our Supplemental Executive Retirement Plan (“SERP”). Mr. McKenney forfeited his SERP benefit upon resignation. A description of the SERP follows the 2006 Pension Benefits table on page 36 of this proxy statement.
(5)	See the All Other Compensation table below for more information.
(6)	Mr. Moses received a total annual incentive of $630,000, which included $100,000, as reported in this column, in recognition of his service as acting chief financial officer from August to December 2006.
(7)	Mr. McKenney, our former chief financial officer, resigned his position effective as of August 24, 2006. In connection with his resignation, Mr. McKenney forfeited 271,600 SARs, 8,569 stock options, and 29,771 RSUs.

In March 2007, the Compensation Committee reviewed and approved base salary changes for certain named executive officers continuing to serve as executive officers. As of May 7, 2007, the following new base salaries will be in effect for these named executive officers: Mr. Mann, $650,000; Ms. Schutz, $625,000; and Mr. Moses, $425,000. Mr. Fraizer’s base salary of $1,125,000 will not change.

All Other Compensation

The following table provides further information regarding the amounts reported as “All Other Compensation” in the Summary Compensation Table:

	Mr. Fraizer	Mr. Moses	Mr. McKenney	Mr. Mann	Ms. Schutz	Mr. Zippel
Company Contributions to Retirement Plans: (1)
Retirement and Savings Plan ($)	22,975	18,592	13,631	22,004	19,535	17,857
Restoration Plan ($)	12,077	4,294	4,831	6,602	5,367	5,367
Life Insurance Premiums: (2)
Leadership Life ($)	6,703	10,443	1,160	11,165	8,582	3,760
Executive Life ($)	21,661	32,404	9,517	29,039	22,275	21,661
Perquisites: (3)
Company Car ($)	—	—	—	10,357	21,782	19,836
Executive Physical ($)	2,400	3,000	—	3,000	—	—
Personal Use of Aircraft ($)	14,759	—	2,164	3,894	—	1,870
Financial Counseling ($)	14,502	10,924	13,292	14,502	14,502	14,502
Tax Gross-up: (4)
Gross-up for Financial Counseling ($):	10,588	3,928	9,705	10,697	10,588	10,588
Other: (5)
Executive Annuity Program ($):	—	25,000	—	—	—	—

Total ($):	105,665	108,585	54,300	111,260	102,631	95,441

(1)	Shows contributions made in 2006 on behalf of the named executive officers for each of the following programs: (i) company contributions to the defined contribution pension feature and company matching contributions to the 401(k) feature of the Retirement and Savings Plan; and (ii) company contributions to the Retirement and Savings Restoration Plan described further under the 2006 Nonqualified Deferred Compensation table of this proxy statement beginning on page 38.
(2)	Represents premium payments made by the company in 2006 for the following programs: (i) leadership life insurance—an individually owned universal life insurance policy provided to all of the company’s executives; and (ii) Executive Life Insurance—a $1 million company-owned life insurance policy for which the participating named executive officers may identify a beneficiary for payment by the company in the event of his or her death.
(3)	The aggregate incremental cost to the company of the executive perquisites is calculated as follows:

(i)	Company Car: Represents the total direct costs paid by the company for a company car, reduced by the value of any business use of the vehicle.
(ii)	Personal Use of Aircraft: Includes the actual cost of any commercial flight for personal use paid by the company and the incremental cost to the company for any personal use of fractionally-owned aircraft. The incremental cost of fractionally owned aircraft includes any direct operating costs attributable to the personal use, plus the cost to the company of any tax deduction disallowance due to the personal use. Direct operating costs would include: occupied hourly charge, fuel surcharge, Federal excise tax, landing, hangar and other airport fees, customs/immigration fees, ground transportation fees, passenger fees, and any flight-specific insurance costs. In light of the fact that the fractionally owned aircraft are used primarily for business travel, incremental costs would exclude the following fixed costs: monthly management fees, non-flight-specific insurance costs, and purchase costs/depreciation.

For a further discussion of perquisites provided to the named executive officers, see the discussion in the CD&A that begins on page 25 of this proxy statement.

(4)	Shows gross-up payments for taxable earnings under the executive officer financial counseling benefit described in the CD&A that begins on page 25 of this proxy statement.
(5)	Payments made to Mr. Moses pursuant to an executive annuity program in which he participates, the obligation for which was assumed by the company upon acquisition of a predecessor company.

2006 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael D. Fraizer		1,125,000	2,250,000	3,375,000
	8/9/2006					340,000	34.13	3,944,000
Victor C. Moses		200,000	400,000	600,000
	8/9/2006					28,700	34.13	332,920
	8/9/2006				4,100			139,933
Richard P. McKenney		255,000	510,000	765,000
	8/9/2006 8/9/2006				7,000	49,000	34.13	568,400 238,910
Thomas H. Mann		615,000	1,230,000	1,845,000
	8/9/2006					50,050	34.13	580,580
	8/9/2006				7,150			244,030
Pamela S. Schutz		412,500	825,000	1,237,500
	8/9/2006					42,350	34.13	491,260
	8/9/2006				6,050			206,487
George R. Zippel		375,000	750,000	1,125,000
	8/9/2006					37,100	34.13	430,360
	8/9/2006				5,300			180,889

(1)	Represents the threshold, target and maximum payout levels of cash incentives payable under our annual incentive program. The actual amount of annual incentive earned by each named executive officer in 2006 is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the annual incentive program is included in the CD&A on page 23 of this proxy statement.
(2)	Consists of restricted stock units (RSUs) granted under our Omnibus Incentive Plan. Each RSU represent a contingent right to receive one share of our common stock in the future. The RSUs will vest and be settled in shares of common stock 50% after 3 years and 50% after 5 years from the grant date. Dividend equivalents accrue with respect to the RSUs and are paid in cash at the time the corresponding RSUs vest. Additional information regarding the RSUs and the company’s 2006 annual equity grants is included in the CD&A on page 25 of this proxy statement.
(3)	Consists of stock appreciation rights (SARs) granted under our Omnibus Incentive Plan. Each SAR represents the right to receive from the company upon exercise an amount, payable in shares of common stock, equal to the excess, if any, of the fair market value of one share of common stock on the date of exercise over the base value per share. The SARs were granted with a base value equal to the fair market value of the company’s common stock on the date of grant. The SARs vest 20% per year beginning on the first anniversary of the grant. Additional information regarding the SARs and the company’s 2006 annual equity grants is included in the CD&A on page 25 of this proxy statement.
(4)	Represents the grant date fair value of the award determined in accordance with FAS 123R. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. Grant date fair value for SARs is based on the Black-Scholes option pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the company’s consolidated financial statements, which are included in the company’s Annual Report on Form 10-K for 2006 filed with the SEC.

Outstanding Equity Awards at 2006 Fiscal Year-End(1)

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(14)
Michael D. Fraizer	Conversion Awards	195,649	—		36.6169	9/22/10	46,956	(7)	1,606,365
		313,039	—		27.9518	7/26/11	33,913	(8)	1,160,164
		—	93,911	(2)	17.2822	9/13/12	70,434	(9)	2,409,547
		—	122,084	(3)	20.1445	9/12/13	82,164	(9)	2,810,830
							46,951	(9)	1,606,194
							70,434	(10)	2,409,547
	Founders Grant	475,000	1,425,000	(4)	19.50	5/25/14
	Company Awards	54,840	219,360	(5)	32.10	7/20/15	60,934	(11)	2,084,552
		—	340,000	(6)	34.13	8/9/16
Victor C. Moses	Conversion Awards	4,696	—		27.0467	3/14/10
		3,913	—		27.9518	7/26/11
		3,913	—		22.6681	9/26/11
		5,635	1,878	(2)	17.2822	9/13/12
	Founders Grant	60,000	180,000	(4)	19.50	5/25/14
	Company Awards	5,460	21,840	(5)	32.10	7/20/15	6,067	(11)	207,552
		—	28,700	(6)	34.13	8/9/16	4,100	(12)	140,261
Richard P. McKenney		—	—		—	—	—		—
Thomas H. Mann	Conversion Awards	58,695	—		25.3829	9/10/09	9,391	(8)	321,266
		50,869	—		36.6169	9/22/10	46,956	(10)	1,606,365
		58,695	—		27.9518	7/26/11	35,213	(9)	1,204,637
		58,695	—		22.6681	9/26/11	35,213	(9)	1,204,637
		—	28,173	(2)	17.2822	9/13/12
		50,713	33,808	(3)	20.1445	9/12/13
	Founders Grant	170,000	510,000	(4)	19.50	5/25/14
	Company Awards	9,120	36,480	(5)	32.10	7/20/15	10,134	(11)	346,684
		—	50,050	(6)	34.13	8/9/16	7,150	(12)	244,602
Pamela S. Schutz	Conversion Awards	16,435	—		25.3829	9/10/09	3,965	(8)	135,643
		16,435	—		36.6169	9/22/10	11,738	(9)	401,557
		21,913	—		27.9518	7/26/11	17,609	(13)	602,404
		21,913	—		22.6681	9/26/11	29,347	(7)	1,003,961
		35,687	11,895	(2)	17.2822	9/13/12
		21,413	14,274	(3)	20.1445	9/12/13
	Founders Grant	—	412,500	(4)	19.50	5/25/14
	Company Awards	7,920	31,680	(5)	32.10	7/20/15	8,800	(11)	301,048
		—	42,350	(6)	34.13	8/9/16	6,050	(12)	206,971
George R. Zippel	Conversion Awards	18,783	—		25.3829	9/10/09	17,609	(13)	602,404
		15,652	—		36.6169	9/22/10	3,339	(8)	114,227
		19,565	—		27.9518	7/26/11
		19,565	—		22.6681	9/26/11
		28,174	9,391	(2)	17.2822	9/13/12
		18,032	12,020	(3)	20.1445	9/12/13
	Founders Grant	—	412,500	(4)	19.50	5/25/14
	Company Awards	6,720	26,880	(5)	32.10	7/20/15	7,467	(11)	255,446
		—	37,100	(6)	34.13	8/9/16	5,300	(12)	181,313

(1)	To provide a clear representation of our outstanding equity awards, the information provided in this table is separated to reflect Conversion Awards, the Founders Grant and Company Awards as described on page 29 of this proxy statement.
(2)	Stock options vest 100% on 9/13/2007.
(3)	SARs (for Mr. Fraizer) and stock options (for all others) vest 50% on 9/12/2007 and 50% on 9/12/2008.
(4)	Remaining unvested SARs become one-third vested on each of 5/25/2007, 5/25/2008 and 5/25/2009.

(5)	Remaining unvested SARs vest 25% on each of 7/20/2007, 7/20/2008, 7/20/2009 and 7/20/2010.
(6)	SARs vest 20% on each of 8/9/2007, 8/9/2008, 8/9/2009, 8/9/2010 and 8/9/2011.
(7)	RSUs vest one-third on 9/10/2008 and the remainder upon retirement at age 60 with at least 5 years of service.
(8)	RSUs vest 100% on 9/12/2008.
(9)	RSUs vest 100% upon retirement at age 60 with at least 5 years of service.
(10)	RSUs vest one-third on 6/22/2007 and the remainder vests upon retirement at age 60 with at least 5 years of service.
(11)	RSUs vest 50% on 7/20/2008 and 50% on 7/20/2010.
(12)	RSUs vest 50% on 8/9/2009 and 50% on 8/9/2011.
(13)	RSUs vest one-third on 7/27/2007 and the remainder vests upon retirement at age 60 with at least 5 years of service.
(14)	Reflects the value as calculated based on the closing price of the company’s common stock on December 29, 2006 of $34.21 per share.

2006 Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name		Number of Shares Underlying Options/SARs Exercised (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael D. Fraizer	Conversion Awards	1,231,810	16,296,070	57,396	2,019,622
	Founders Grant	—	—	—	—
	Company Awards	—	—	—	—
	Total	1,231,810	16,296,070	57,396	2,019,662
Victor C. Moses	Conversion Awards	—	—	—	—
	Founders Grant	—	—	—	—
	Company Awards	—	—	—	—
	Total	—	—	—	—
Richard P. McKenney	Conversion Awards	19,607	251,905	1,566	56,470
	Founders Grant	60,000	830,400	—	—
	Company Awards	—	—	—	—
	Total	79,607	1,082,305	1,566	56,470
Thomas H. Mann	Conversion Awards	84,521	1,274,289	9,392	338,676
	Founders Grant	—	—	—	—
	Company Awards	—	—	—	—

	Total	84,521	1,274,289	9,392	338,676
Pamela S. Schutz	Conversion Awards	—	—	9,837	342,202
	Founders Grant	137,500	2,015,063	—	—
	Company Awards	—	—	—	—
	Total	137,500	2,015,063	9,837	342,202
George R. Zippel	Conversion Awards	—	—	3,340	120,440
	Founders Grant	137,500	2,024,000	—	—
	Company Awards	—	—	—	—

	Total	137,500	2,024,000	3,340	120,440

(1)	Reflects the excess of the fair market value of the underlying shares at the time of exercise over the exercise or base price of the options and SARs.
(2)	Reflects the fair market value of the underlying shares as of the vesting date.

2006 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael D. Fraizer	SERP	1.33	$392,438	—
Victor C. Moses	SERP	1.33	$152,195	—
Richard P. McKenney(1)	SERP	N/A	—	—
Thomas H. Mann	SERP	1.33	$331,512	—
Pamela S. Schutz	SERP	1.33	$187,567	—
George R. Zippel	SERP	1.33	$125,180	—

(1)	Mr. McKenney forfeited his SERP benefit upon his termination of employment.

The SERP is a non-qualified plan established and maintained to provide executives, including our named executive officers, with additional retirement benefits. The SERP generally becomes payable beginning 6 months after termination if the participant had attained age 60 and five years of continuous service with the company (which is different from credited service towards the plan benefits as noted above) prior to termination. The annual SERP benefit is a life annuity equal to a fixed percentage multiple times the participant’s years of pension benefit service (with the product not to exceed 50%), multiplied by the participant’s highest 36 consecutive months average annual compensation (defined as base salary plus annual incentive, whether or not deferred). The SERP benefit is then reduced by the annuity value of the participant’s account balance under the Retirement Plan Feature of our Retirement and Savings Plan and any retirement benefits attributable to the participant’s foreign service with us or an affiliate.

Compensation for SERP purposes includes only salary and annual cash incentive (each whether or not deferred). The SERP has no provisions for early retirement or for the granting of extra years of service. None of the SERP benefit is currently vested for any named executive officer. Each participant will become 100% vested in his or her SERP benefit upon the participant’s attainment of age 60 with five years of vesting service, death, disability, or upon a “qualified termination” following a change of control of the company. Payments are guaranteed for the life of the participant. If the participant dies prior to receiving 5 years of payments, the participant’s beneficiary would receive the remaining payments until reaching year five. Participants who are married at the time on their termination date will receive benefit payments in the form of a 50% joint and survivor annuity. If a participant resigns before age 60 and 5 years of vesting service, his or her SERP benefit will be forfeited.

Material assumptions used to calculate the present value of the accumulated benefit are as follows:

•	The accumulated benefit represents the current accrued benefit first available at age 60 utilizing actual service and compensation as of December 31, 2006.

•	Interest rate of 5.75%

•	Mortality prescribed in Internal Revenue Code Section 417(e) for lump sum payments from qualified plans

•	Form of payment equivalent to a five-year certain and life benefit. Payments are guaranteed for the life of the participant.

2006 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Michael D. Fraizer	Restoration Plan	—	12,077	1,161	—	13,238
	Deferred Compensation Plan	—	—	—	—	—
	Total		12,077	1,161	—	13,238
Victor C. Moses	Restoration Plan	—	4,294	413	—	4,707
	Deferred Compensation Plan	199,360	—	23,588	—	222,948

	Total	199,360	4,294	24,001	—	227,655
Richard P. McKenney (3)	Restoration Plan	—	4,831	—	—	—
	Deferred Compensation Plan	247,386	—	8,752	—	256,138
	Total	247,386	4,831	8,752	—	256,138
Thomas H. Mann	Restoration Plan	—	6,602	635	—	7,237
	Deferred Compensation Plan	153,258	—	18,019	—	171,277

	Total	153,258	6,602	18,654	—	178,514
Pamela S. Schutz	Restoration Plan	—	5,367	516	—	5,883
	Deferred Compensation Plan	132,747	—	12,032	—	144,779
	Total	132,747	5,367	12,548	—	150,662
George R. Zippel	Restoration Plan	—	5,367	516	—	5,883
	Deferred Compensation Plan	—	—	—	—	—

	Total	—	5,367	516	—	5,883

(1)	Reflects voluntary deferrals of salary earned and paid in 2006 and annual incentive earned for 2005 and paid in 2006. Named executive officer contributions of deferred salary are reported as compensation for 2006 in the Summary Compensation Table, but contributions of deferred annual incentive would have been reported as compensation in 2005.
(2)	Reflects company contributions in 2006 under the Retirement and Savings Restoration Plan. These amounts are reported as compensation for 2006 in the “All Other Compensation” column of the Summary Compensation Table.
(3)	The balance of Mr. McKenney’s Restoration Plan account was forfeited upon his termination of employment. The balance of Mr. McKenney’s Deferred Compensation Plan will be paid out in ten annual installments beginning in July 2007.

Executive contributions to nonqualified deferred compensation plans reflected above are pursuant to the Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan provides participants with the ability to defer receipt of a portion of their salary and/or annual incentive in order to save and accumulate additional retirement funds on a before-tax basis. Earnings (and loses) are credited to executive accounts based on participant choices between 14 generally available mutual fund investment options. A participant may defer between 10% and 75% of his or her salary and between 25% and 100% of his or her annual incentive for each fiscal year, and may elect to have such deferred amount, plus any earnings (or losses) thereon, paid upon the participant’s termination of employment in a lump sum or over up to 10 annual installments. Participants are always 100% vested in their Deferred Compensation Plan accounts.

Company contributions to nonqualified compensation plans reflected above consist of contributions under the Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”). The Restoration Plan provides executives, including our named executive officers, with benefits equal to any matching contributions that they are precluded from receiving under the Savings Plan Feature (401(k)) of our Retirement and Savings Plan as a result of restrictions under the Internal Revenue Code. For each participant in the Restoration Plan who contributes at least 5% of his or her eligible pay to the Savings Plan Feature of our Retirement and Savings Plan, we will contribute an amount each year equal to 4% of the participant’s eligible pay (salary and annual incentive paid, minus any deferred salary and/or annual incentive) in excess of the annual compensation limit in Section 401(a)(17) of the Internal Revenue Code ($220,000 in 2006, as adjusted from time to time). Beginning in 2007, contributions for any individual participant may not exceed $80,000 in any plan year. The rate of return credited to each participant’s Restoration Plan account mirrors the rate of return based on one or more of the investment options offered under the Retirement and Savings Plan as determined by the company (since the Restoration Plan’s inception in September 2005, all participant accounts are tracked against the American Balanced Fund).

Each participant will become 100% vested in his or her Restoration Plan account upon attainment of age 60, death, disability, or upon a “qualified termination” following a change of control of the company. If a participant resigns before age 60, his or her Restoration Plan account will be forfeited. Benefit payments under the Restoration Plan will begin following a participant’s qualifying separation from service with us and in most cases after attainment of age 60.

Potential Payments Upon Termination or Change-in-Control

The following tables and narrative disclosure summarize the compensation and benefits payable to each of the named executive officers in the event of a termination of such executive officer’s employment under various circumstances. The amounts shown assume that such termination was effective as of December 31, 2006.

Termination of Employment in General

We do not have employment agreements or other individual arrangements with our executive officers that provide for specific benefits upon a termination of employment. In general, upon termination of employment, an executive officer will receive compensation and benefits for which he or she has already vested. This includes accrued but unpaid salary, accrued and unused vacation pay, and payments and benefits accrued under our broad-based benefit programs, including any vested company contributions under the 401(k) and defined contribution pension of our Retirement and Savings Plan.

In addition, upon termination of employment, an executive officer would receive a payout of salary and annual incentive amounts previously earned and deferred under the Deferred Compensation Plan. The aggregate amount of each named executive officer’s account balance under the Deferred Compensation Plan is set forth in the 2006 Nonqualified Deferred Compensation table on page 38 of this proxy statement. Payment of such amounts will begin based on an election made by the executive prior to the deferral.

As noted previously, Mr. McKenney resigned his position in 2006, resulting in no additional payments beyond the vested compensation and benefits described above.

In the event of death, disability, retirement or certain terminations following a business disposition or a change in control of the company, an executive officer would be eligible to receive additional benefits or compensation as set forth in the tables and described in the narrative below.

Potential Payments Upon Change of Control

Pursuant to our 2005 Change of Control Plan, the named executive officers would receive payments in the event of certain types of terminations after the occurrence of a change of control of the company. Those terminations include an involuntary termination without cause or a voluntary resignation with good reason that occur within 36 months following a change in control of the company, which are defined as “Qualified Terminations” under the Change of Control Plan.

In the event of a Qualified Termination, each participating executive would be eligible to receive certain “Basic Benefits” described below. If a participating executive elects to enter into a non-competition agreement for 18 months following their Qualified Termination, then he or she will be entitled to receive certain “Enhanced Benefits” in addition to the Basic Benefits, each noted in the table below.

	Mr. Fraizer	Mr. Moses	Mr. Mann(9)	Ms. Schutz(10)	Mr. Zippel
Basic Benefits ($)
Pro-Rated Annual Incentive (1)	2,250,000	400,000	1,230,000	825,000	750,000
Pro-Rated Mid-Term Performance Award (1)	5,100,000	353,000	1,670,000	990,000	685,000
Cash Severance (2)	6,750,000	1,600,000	3,690,000	2,514,959	2,500,000
Stock Option & SAR Vesting (3)	24,758,679	2,727,969	8,535,510	6,540,235	6,455,596
RSU Vesting (3)	4,583,524	347,813	1,448,144	1,179,185	751,833
SERP Vesting (4)	392,438	152,195	331,512	187,567	125,180
Restoration Plan Vesting (5)	80,494	8,881	35,278	24,263	26,519
Continued Health Coverage (6)	27,080	16,422	26,715	9,014	26,715
Continued Life Insurance (7)	58,918	85,944	82,946	70,156	61,948
280G Tax Gross-up (8)	—	—	—	—	1,697,803

Sub-Total ($)	44,001,133	5,692,224	17,050,105	12,340,379	13,080,594
Enhanced Benefits ($)
Enhanced Cash Severance (2)	3,375,000	800,000	1,447,023	1,610,041	1,250,000
Enhanced RSU Vesting (3)	9,503,675	--	3,480,046	1,472,398	401,557
Additional Health Coverage (6)	13,540	8,211	13,358	4,507	13,358
Extended Life Insurance (7)	29,459	42,972	41,473	35,078	30,974
280G Tax Gross-up (8)	9,247,481	—	—	2,555,531	229,505

Sub-Total ($)	22,169,155	851,183	4,981,900	5,677,555	1,925,394

Total Basic and Enhanced Benefits ($)	66,170,288	6,543,407	22,032,005	18,017,934	15,005,988

(1)	Lump sum cash payments of the executive officer’s current-year annual incentive and any outstanding cash-based mid-term performance award. Amounts payable under the Change of Control Plan are based on the executive officer’s “target” award opportunity, pro-rated for the time worked during the performance period when the termination of employment occurred.
(2)	Basic Benefit: 2.00 times base salary plus 2.00 times target annual incentive for the named executive officers. Enhanced Benefit: additional 1.00 times base salary and additional 1.00 times target annual incentive paid upon the expiration of an 18-month non-competition period under the non-competition agreement.
(3)	Amounts reflect the aggregate fair market value (based on the value of Genworth stock as of December 31, 2006) of equity awards for which vesting would accelerate and/or restrictions lapse under the Change of Control Plan. Basic Benefit: represents the “spread value” on all unvested stock options, stock appreciation rights which would become immediately vested and exercisable in full, and the fair market value of all unvested RSUs (except those RSUs scheduled to lapse upon retirement) for which restrictions on all shares subject to awards would lapse. Enhanced Benefit: In addition, represents the incremental value of restricted stock units that vest upon retirement, which would immediately lapse upon termination when the executive executes the non-competition agreement.
(4)	Reflects the present value of each named executive officer’s accumulated benefits under the SERP, as noted in the 2006 Pension Benefits table, which would become fully vested.
(5)	Represents the outstanding balance of the Restoration Plan, as noted in the 2006 Nonqualified Deferred Compensation table, plus contributions made to the plan in 2007 for qualified earnings in 2006 all of which would become fully vested.

(6)	Represents an estimated value for providing continued life, medical, dental and hospitalization coverage following a Qualified Termination. The Basic Benefit provides for 24 months of continued coverage, and the Enhanced Benefit provides for an additional 12 months. Coverage would cease at the time a terminated executive officer becomes eligible for coverage under a successive employer’s program.
(7)	Represents the estimated value of premium payments for continued coverage under the Leadership Life and Executive Life insurance programs. Basic Benefit: continued premium payments for 24 months; Enhanced Benefit: continued coverage for an additional 12 months.
(8)	The Genworth Financial Inc. 2005 Change of Control Plan will provide a gross up payment for any excise tax due under IRS Code Section 280G except where the total payments to an executive officer exceed the limit defined under 280G by less than 10%. In the instance that an executive’s parachute payments do not exceed the 280G limit by 10%, then the compensation payable to the executive will be reduced such that the total payments do not exceed the IRS limit (which is referred to as a “modified 280G cut-back”). The amounts in these rows represent a good-faith estimate of potential gross-up payments payable to the named executive officers. Amounts reflected under the Enhanced Benefits represent an incremental amount in addition to the amount reported for the 280G Tax Gross-up under the Basic Benefits values.
(9)	We estimate that Mr. Mann’s “enhanced cash severance” would be reduced pursuant to the modified 280G cut-back described in footnote number 8 to this table, such that he would not be subject to an excise tax under IRS Code Section 280G. The reduced “enhanced cash severance” is reflected in this column.
(10)	We estimate that Ms. Schutz’s “basic cash severance” would be reduced pursuant to the modified 280G cut-back described in footnote number 8 to this table, such that she would not be subject to an excise tax under IRS Code Section 280G. Further, we estimate that Ms. Schutz would not be subject to the modified 280G cut-back described above should she elect to participate in the non-competition agreement in order to receive the enhanced benefits of the Change of Control Plan. Therefore the amount reflected in this column as “basic cash severance” are reduced pursuant to the modified 280G cut-back, and the amount reflected as “enhanced cash severance” represents the full incremental amount above the reduced “basic cash severance” amount.

Potential Payments Upon Death or Disability

In the event of death or total disability, executives (or the designated beneficiary) would generally be eligible for a pro-rated portion of any annual incentive and a pro-rated payout under the 2004-2006 mid-term incentive. Assuming a termination on December 31, 2006, at the end of the performance periods for both of these programs, an executive (or the designated beneficiary) would be eligible to receive amounts already reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 30 of this proxy statement. Executives (or the designated beneficiary) would also become vested in the SERP benefits shown in the 2006 Pension Benefits Table and the balance of the Restoration Plan reported in the 2006 Nonqualified Deferred Compensation Table.

In addition to the above earned amounts, an executive (or the designated beneficiary) would vest in certain outstanding equity awards, receive accrued amounts pursuant to the Restoration Plan that would be credited in 2007, and receive payments pursuant to the pursuant to the Leadership Life and Executive Life programs either in the form of death benefits (in the event of death) or one year of continued Leadership Life insurance premiums (in the event of disability). The estimated values for these additional benefits are noted in the table below:

In the event of death all unvested stock options and stock appreciation rights would become vested and exercisable, and the restrictions would lapse immediately for any unvested restricted stock units. The treatment for outstanding stock options, stock appreciation rights and RSUs is the same in the event of termination due to total disability, except that any such equity awards not held for more than a year from the grant date will be cancelled.

	Mr. Fraizer		Mr. Moses		Mr. Mann		Ms. Schutz		Mr. Zippel
	Death	Disability	Death	Disability	Death	Disability	Death	Disability	Death	Disability
Stock Options & SAR (1)($)	24,758,678	24,731,477	2,727,969	2,725,672	8,535,509	8,531,505	6,540,235	6,536,846	6,455,595	6,452,627
RSU (1)($)	14,087,199	14,087,199	347,813	207,552	4,928,190	4,683,589	2,651,583	2,444,612	1,153,390	927,077
Restoration (2)($)	67,256	67,256	4,174	4,174	28,041	28,041	18,380	18,380	20,636	20,636
Leadership Life (3)($)	5,650,000	7,743	1,590,000	10,568	3,560,000	12,434	1,440,000	8,497	1,950,000	2,336
Executive Life (4)($)	1,407,500	—	1,350,000	—	1,410,000	—	1,407,500	—	1,407,500	—

(1)	Amounts in these rows reflect the aggregate fair market value of equity awards for which vesting would accelerate vesting and/or restrictions lapse based on the value of Genworth Common Stock as of December 31, 2006. Amounts represent the “spread value” on any unvested stock options, stock appreciation rights which immediately become vested and exercisable, and the fair market value of any unvested RSUs for which restrictions on all shares subject to the awards would lapse.
(2)	Pursuant to the terms of the Restoration Plan these amounts represent contributions to be made on behalf of the named executive officers in 2007 for compensation earned in 2006. These are in addition to amounts reported as the balance on December 31, 2006, in the 2006 Nonqualified Deferred Compensation table.
(3)	Represents death benefits payable to the named executive officer’s beneficiary in the event of death, or the value of one year of continued premium payments in the even of total disability.
(4)	Pursuant to the terms of the Executive Life plan, the company will use the proceeds from a company-owned life insurance policy to pay the named executive’s beneficiary a $1 million payment, plus a gross-up on federal and state income taxes related to that payment.

Retirement

Each of our executive benefit and compensation programs has varying retirement definitions. As of the completion of the last fiscal year, none of the named executive officers are eligible for retirement under the definitions of retirement for each plan. The definition of retirement for purposes of the SERP is attainment of age 60. The SERP will vest and become payable after a voluntary resignation beginning 6 months after the separation date. The Restoration Plan vests upon termination after meeting age 60. Benefits will be paid from the Restoration Plan in ten annual installments if the account balance is $50,000 or more at retirement or paid in a lump sum if the account balance is less than $50,000 at retirement. The definition of retirement under the Leadership Life Insurance Plan is age 60 with 10 years of service. If this eligibility is met, the company will continue to pay Leadership Life premiums until age 65, and the death benefit will be reduced to one-third of the pre-retirement death benefit by age 67. For participants under the Executive Life Insurance Plan prior to January 1, 2007, the company will continue to pay the premium if the executive retires at age 60 with 10 years of service. For participants joining the plan after January 1, 2007, the program will cease at termination. If equity awards have been held for one year, all unvested awards will immediately vest and become exercisable if the participant is at least age 60 with 5 years of service at retirement.

Business Disposition

Some of our equity awards contain provisions for modified vesting if an employee terminates as a result of employment by a successor employer to which the company has transferred a business operation (“Business Disposition”). All unvested stock options and stock appreciation rights noted in the Outstanding Equity Awards at 2006 Fiscal-Year End table on page 34 of this proxy statement would continue to vest in accordance with their original vesting schedule, and outstanding stock options and stock appreciation rights shall expire on the earlier of the original expiration date or five years from the business disposition date.

Additionally, the restrictions on two outstanding awards of restricted stock units would vest as follows: (i) The restrictions on all outstanding Restricted Stock Units originally granted in September 2003, and converted to Genworth RSUs upon completion of our initial public offering, would lapse upon the last remaining scheduled lapse date (September 12, 2008). For Mr. Fraizer this equals 33,913 RSUs, for Mr. Mann 9,391 RSUs, for Ms. Schutz, 3,965 RSUs, and for Mr. Zippel 3,339 RSUs; and (ii) The restrictions on all outstanding RSU awards granted in July 2005 as part of that annual equity grant would immediately lapse upon the business disposition. For Mr. Fraizer this equals 60,934 RSUs, for Mr. Moses 6,067 RSUs for Mr. Mann 10,134 RSUs, for Ms. Schutz 8,800 RSUs, and for Mr. Zippel 7,467 RSUs.

All other outstanding restricted stock units would be cancelled immediately upon a Business Disposition.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Policies for the Review and Approval of Related Person Transactions

Related Person Transactions Policy

Our board of directors has established a policy, which is set forth in our Governance Principles, that Genworth will not enter into a transaction with a “related person” except in circumstances where there is a verifiable Genworth business interest supporting the transaction and the transaction otherwise meets Genworth’s standards that apply to similar transactions with unaffiliated entities or persons. For purposes of our policy, “related person” means any of our executive officers, directors, nominees for director, any persons known by us to beneficially own in excess of 5% of any class of our voting securities, and any person who is an immediate family member of the foregoing. Our policy applies to all transactions with “related person,” including modifications of previously approved transactions, other than: (1) transactions available to all employees generally; and (2) transactions involving the payment of compensation or the entry into compensatory agreements or arrangements that are approved by the Compensation Committee or paid pursuant to an agreement, plan or arrangement approved by the Compensation Committee. The board has delegated to the Audit Committee the responsibility of establishing policies and procedures for the review and approval of transactions with related persons, and the Audit Committee has established certain key practices related thereto. Our Governance Principles and the Audit Committee’s key practices can be found in the corporate governance section of our website at www.genworth.com.

General Electric Specific Related Person Transactions Policy

In connection with our IPO, we adopted a policy specifically related to transactions between us and our subsidiaries and GE and its subsidiaries. These transactions were generally subject to review by our Audit Committee. However, the Audit Committee expressly authorized management to effect, without Audit Committee review, any transaction that was existing or contemplated at the time of the IPO, any transaction in which the payment amounts involved did not exceed $500,000 per year and certain other ordinary course transactions. This policy applied to all of the transactions described below.

Relationship with GE

In connection with our IPO, we entered into a number of other agreements with GE for the purpose of accomplishing our separation from GE, transferring our businesses to us and setting forth various matters governing our relationship with GE while GE remained a significant stockholder in our company. These agreements governed the relationship between GE and us and provided for the allocation of employee benefit, tax and other liabilities and obligations attributable or related to periods or events prior to and in connection with the IPO. In addition, a number of the existing agreements between us and our subsidiaries and GE and its subsidiaries relating to various aspects of our business remained in effect following the IPO, and we also entered into additional relationships with GE following the completion of the IPO.

On March 8, 2006, GE sold all of its remaining shares of our company. As a result, GE ceased being a “related person” as of that date.

Master Agreement

We entered into a master agreement with GE in connection with the IPO. We refer to this agreement as the Master Agreement. The Master Agreement sets forth our agreements with GE regarding the principal transactions that were required to effect the transfer of assets and the assumption of liabilities necessary to separate our company from GE. It also included other agreements governing our relationship after our separation from GE. Most of our obligations under the Master Agreement terminated on December 5, 2005, when GE ceased to own at least 20% of our outstanding common stock.

Transition Services Agreement

We entered into a Transition Services Agreement with GE in connection with the IPO to provide each other, on a transitional basis, certain administrative and support services and other assistance in the U.S. consistent with the services provided before the separation. To comply with European regulatory requirements, we entered into a separate transition services agreement relating to transition services in Europe with respect to our payment protection insurance business. The types of services provided under the European transition services agreement are substantially similar to the services to be provided under the U.S. transition services agreement. GE provided services to us, including, among others, treasury, payroll and other financial related services, employee benefit services, information systems and network systems, investment services and procurement and sourcing support.

Under the Transition Services Agreement and other agreements described below, GE was obligated to provide to us a number of the services described above until GE ceased to own at least 50% of our outstanding common stock. We have completed the transition of these services from GE to us or to third-party providers and are working to complete the transition of the remaining services.

As part of the Transition Services Agreement, GE agreed to pay us an aggregate of $40 million in equal quarterly installments during each of the first two years following our corporate reorganization for the provision of transition services to GE. From January 1, 2006 through March 31, 2006, GE paid us $4 million associated with the Transition Services Agreement.

We also agreed to provide certain management consulting services to GE for a period of five years. These services include delivering training, providing consultation and strategic advice with respect to actuarial, regulatory and other emerging issues, planning and participating in meetings with rating agencies and regulators, participating in government relations activities and various other activities. In consideration for these services, GE has agreed to pay us a fee of $1 million per month during the first four years following the completion of the IPO and $500,000 per month during the fifth year. From January 1, 2006 through March 31, 2006, we received an aggregate of $3 million for management consulting services.

Registration Rights Agreement

We entered into a registration rights agreement with GE in connection with the IPO to provide GE with registration rights relating to shares of our common stock held by GE after the IPO. We refer to this agreement as the Registration Rights Agreement.

The Registration Rights Agreement set forth customary registration procedures, including an agreement by us to make our management available for road show presentations in connection with any underwritten offerings. We also agreed to indemnify GE and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in the registration statement by GE or any permitted transferee.

During 2006, GE completed one secondary offering of our common stock pursuant to the Registration Rights Agreement. The rights of GE under the Registration Rights Agreement remained in effect until March 8, 2006, the date on which GE completed the sale of its remaining shares of our common stock.

Asset Management Services

Prior to the completion of the IPO, we offered a broad range of institutional asset management services to third parties. GE Asset Management Incorporated (“GEAM”) provided the portfolio management services for this business, and we provided marketing, sales and support services. We did not acquire the institutional asset management services business from GEFAHI, but pursuant to an agreement among GEAM, GEFAHI and us, we have agreed to continue to provide services to GEAM and GEFAHI related to this asset management business, including client introduction services, asset retention services and compliance support. GEFAHI has agreed to pay us a fee of up to $10 million per year for four years to provide these services. The fee will be determined based upon the level of third-party assets under management managed by GEAM over the four-year term following the completion of the IPO.

From January 1, 2006 through March 31, 2006, we received an aggregate of $2 million for services provided pursuant to the Asset Management Agreement.

Liability and Portfolio Management Services

In 2006, we managed a pool of municipal guaranteed investment contracts (“GICs”) issued by affiliates of GE. Pursuant to this arrangement, we originated municipal GIC liabilities and advised the GE affiliates regarding the investment, administration and management of their assets that supported those liabilities. We recorded fees and reimbursements of $10 million from January 1, 2006 through March 31, 2006. We also received reimbursement of our operating expenses under this arrangement.

Agreement regarding continued reinsurance by Viking

Prior to the completion of the IPO, Viking Insurance Company, one of our subsidiaries, and GE Capital entered into an agreement relating to the continued engagement of Viking as reinsurer of credit insurance covering the credit card accounts of certain customers of GE Capital’s GE Consumer Finance—Americas unit, or GECFA, and as reinsurer of collateral protection insurance purchased by GE’s Vendor Financial Services unit, or VFS. This agreement provides that GE Capital will cause GECFA to take all commercially reasonable efforts to maintain the existing relationship with the relevant insurer and to retain Viking as the reinsurer of the credit insurance provided or offered by GECFA. To the extent that GE terminates or replaces this credit insurance program, GE Capital will be obligated to pay Viking an amount equal to the net underwriting income that Viking was projected to receive as the reinsurer of such terminated or replaced credit insurance from the time of such termination or replacement through December 31, 2008. This agreement will terminate no later than December 31, 2008. If, however, Viking continues to reinsure GECFA credit insurance or VFS collateral protection insurance beyond December 31, 2008, Viking will be obligated to pay to GE Capital 90% of Viking’s net underwriting income on such reinsured business, and GE Capital will be obligated to pay to Viking 110% of Viking’s net underwriting loss on such reinsured business.

Tax Matters Agreement

We entered into a tax matters agreement with GE in connection with the IPO. We refer to this agreement as the Tax Matters Agreement. The Tax Matters Agreement, among other things, governs our continuing tax sharing arrangements with GE relating to pre-separation periods, and also allocates responsibility and benefits associated with the elections made in connection with the separation as described below.

Tax elections

In connection with our separation from GE, GE has made, and we have joined GE in making, tax elections under section 338 of the Internal Revenue Code that treat (for tax purposes) many of the companies in our group as having sold all their assets in fully taxable sales in connection with our IPO. Under the Tax Matters Agreement, GE controls the making of these elections and related determinations. GE also is responsible for all current taxes resulting from the making of these tax elections.

Tax benefit payments

As a result of the section 338 tax elections, we became entitled to additional tax deductions for post-IPO periods. We have recorded our estimate of the tax savings associated with these deductions remaining as of December 31, 2006 on our statement of financial position as $656 million. We are obligated, pursuant to our Tax Matters Agreement with GE, to pay to GE, on an after-tax basis, 80% of the amount of tax we are projected to save for each tax period as a result of these increased tax benefits, up to a maximum of $640 million. We have recorded the $380 million present value of this obligation to GE as our estimate of this liability at December 31, 2006 in our Statement of Financial Position. Under the Tax Matters Agreement, we would also be required to pay to GE additional amounts in the event we realize certain other contingent benefits.

To the extent that we never realize the anticipated tax savings because we have insufficient taxable income of the appropriate character (or because of a reduction in tax rates), we may, at our option, defer payments until 2029. These deferred payments would bear interest over the term of the deferral at an interest rate of 5.72% per annum (estimated, in accordance with the Tax Matters Agreement, to be our cost of funds as of the IPO for a borrowing of like duration) from the time that we were scheduled to make the payments.

In certain circumstances, we may realize tax savings later than projected in calculating the schedule of corresponding payments to GE pursuant to the Tax Matters Agreement, but our payment schedule to GE would not be changed. In these circumstances, we will remain obligated to pay amounts to GE even before we realize the corresponding tax savings, although we can choose to defer such payments. There are two categories of such circumstances. First, in certain limited instances the Tax Matters Agreement establishes binding factual assumptions pursuant to which we are scheduled to make payments to GE in advance of the time we anticipate realizing the corresponding tax savings. The second, broader category of these circumstances are those situations in which our actual tax savings are delayed beyond the time we currently project for any reason other than a change in the tax returns on which the section 338 sales are reported. In the case of either the first or second category, we may defer the scheduled payments to GE until we actually realize the corresponding tax savings or, alternatively, we may make the payments from sources other than the projected tax savings. Any deferred payments would bear interest until made at the rate of 5.72% per annum.

These amounts reflect considered judgments and assessments as to the underlying facts and assumptions. However, if and to the extent our final section 338 tax savings exceed (or fall short of) the amount of tax savings we currently project, our additional paid-in capital would increase (or decrease) accordingly. We have recorded interest expense of $22 million for 2006, respectively, reflecting accretion of our obligation to GE at the agreed rate of 5.72%. Under the Tax Matters Agreement, GE also is responsible for certain taxes of our legal entities, other than taxes in respect of the section 338 elections described above, resulting from the various transactions implemented in connection with our separation from GE (other than the reinsurance transactions discussed below under “— Reinsurance Transactions”). We record (or will record) these nonrecurring taxes as a current tax expense (or benefit) when incurred, and we record (or will record) GE’s payment of the taxes (or receipt of the benefit) as an equity contribution (or dividend).

International tax matters agreements

We entered into tax matters agreements with GE in connection with the IPO that cover certain non-U.S. operations which are not part of the Tax Matters Agreement described above. These agreements vary according to the jurisdiction involved but generally govern our continuing tax sharing arrangements with GE relating to pre-separation periods, as necessary, and also allocate certain rights, obligations and responsibilities in connection with certain administrative matters relating to taxes.

Intellectual property arrangements

We entered into the following two intellectual property license agreements with GE in connection with the IPO:

•	A Transitional Trademark License Agreement; and

•	An Intellectual Property Cross-License.

Transitional Trademark License Agreement

Pursuant to the Transitional Trademark License Agreement, GE granted us a limited, non-exclusive, royalty-free, non-transferable license (with no right to sublicense) to use the “GE” mark and monogram for up to five years throughout the world and in any medium in connection with our commercialized products and services and in the general promotion of our business. These products and services include both those currently sold or rendered in the current conduct of our business, and products and services sold or rendered by us in the future that are the same as or similar to those we currently sell or render.

We have agreed not to use the “GE” mark and monogram in the underwriting or marketing of primary life insurance in the U.K. (other than credit life insurance underwriting) or asset management services or products (other than asset management services or products sold on behalf of GE or otherwise currently being marketed or offered by us).

Intellectual Property Cross-License

Pursuant to the Intellectual Property Cross-License, we and GE granted each other a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, perpetual license under certain intellectual property rights that we each own or license. The license allows us and GE to make, have made, use, sell, have sold, import and otherwise commercialize products and services, and to use and practice the licensed intellectual property rights for internal purposes. Each party will only be able to sublicense its license rights to acquirors of its businesses, operations or assets, and only assign its license rights to an acquiror of all or substantially of its assets or equity or the surviving entity in its merger, consolidation, equity exchange or reorganization. Each party may permit its customers and suppliers in the ordinary course of business to use any training and productivity-enhancing software and documentation that is subject to the license granted by the other person and is for general use by customers and suppliers. Each party will own any modifications, derivative works and improvements it creates.

Stock Purchase Agreement

On February 27, 2006, we entered into a stock purchase agreement with GEFAHI, pursuant to which we agreed to purchase from GEFAHI 15,000,000 shares of our Class B Common Stock at a price per share equal to the net proceeds per share that GEFAHI received from the underwriters in another secondary offering of our common stock by GEFAHI, which was consummated on March 8, 2006. On March 8, 2006, pursuant to this agreement, we repurchased 15,000,000 shares of Class B Common Stock at a price of $31.93125 per share for an aggregate purchase price of $479 million.

Reinsurance Transactions

General

Prior to our corporate reorganization, we entered into several significant reinsurance transactions with affiliates of GE. We refer to these transactions as the Reinsurance Transactions. In these transactions, we ceded to Union Fidelity Life Insurance Company, or UFLIC, an indirect subsidiary of GE, in-force blocks of structured settlements, substantially all of our in-force blocks of variable annuities and a block of long-term care insurance policies that we reinsured in 2000 from The Travelers Insurance Company, or Travelers. Although we remain liable under these contracts and policies as the ceding insurer, the Reinsurance Transactions have the effect of transferring the financial results of the reinsured blocks to UFLIC. As part of the Reinsurance Transactions, we also assumed from UFLIC small in-force blocks of Medicare supplement insurance.

In the Reinsurance Transactions, we ceded to UFLIC the following business:

•

All of our liabilities under the in-force structured settlement annuities reflected as policyholder reserves on December 31, 2003, or reinsured by us under reinsurance agreements in effect prior to January 1, 2004. This block of business had aggregate reserves of $11.7 billion as of March 31, 2006.

•

All of our liabilities under the in-force variable annuity contracts reflected as policyholder reserves on December 31, 2003, other than our RetireReadySM product and a limited number of variable annuity products that we no longer offer. UFLIC also assumed any benefit or expense resulting from third-party reinsurance that we have on this block of business. This block of business had aggregate general account reserves of $2.0 billion as of March 31, 2006.

•

All of our liabilities under the in-force long-term care insurance policies issued by Travelers prior to January 1, 2004 and reinsured by us. This block of business had aggregate reserves of $1.8 billion as of March 31, 2006.

The Reinsurance Transactions have the effect of transferring the financial results of the reinsured blocks of business (except for Medicare supplement insurance) from us to UFLIC and the Medicare supplement insurance block of business from UFLIC to us. With respect to the long-term care insurance policies reinsured to UFLIC, we retained an interest in the future profitability of the block if it exceeds certain thresholds. We also are continuing to administer all the policies reinsured by UFLIC, and we will receive an expense allowance to reimburse us for the costs we incur to service these policies.

We transferred to UFLIC invested assets with a statutory book value (including accrued interest) equal to the amount by which the reinsurance premium exceeded the ceding commission, together with an amount equal to the cash flows on such invested assets between January 1, 2004 and April 15, 2004, the date of transfer of such invested assets. As of December 31, 2003, the fair value of the transferred invested assets was $16.0 billion, excluding separate account assets relating to variable annuities that were ceded to UFLIC. As part of these reinsurance transactions, we retained separate account assets of $7.2 billion as of March 31, 2006, attributable to the separate account portion of the variable annuity business. We will make payments with respect to that portion of the variable annuity business directly from these separate account assets, respectively.

To secure the payment of its obligations to us under the reinsurance agreements governing the Reinsurance Transactions, UFLIC has established trust accounts to maintain an aggregate amount of assets with a statutory book value at least equal to the statutory general account reserves attributable to the reinsured business less an amount required to be held in certain claims paying accounts. A trustee will administer the trust accounts and we will be permitted to withdraw from the trust accounts amounts due to us pursuant to the terms of the reinsurance agreements that are not otherwise paid by UFLIC.

Experience refund

In addition to the ceding commission we have received on the long-term care block described above, UFLIC may be required to pay us experience refunds based on the profitability of the long-term care business with respect to the period beginning on the effective date of the long-term care reinsurance agreements and ending on December 31, 2018. Specifically, unless UFLIC assumes the administration of the long-term care insurance block pursuant to the long-term care reinsurance agreements, for so long as we continue to administer all of the long-term care business, we will be entitled to receive a specified percentage of the excess (if any) of actual statutory basis pre-tax income earned on the long-term care business over projected statutory basis pre-tax income earned on that business. We had an experience refund receivable of $12 million for the period from January 1, 2006 through March 31, 2006.

Business Services Agreement

We entered into a Business Services Agreement with UFLIC pursuant to which we agreed to continue to perform various management and support services with respect to the structured settlements business, the variable annuity business and the long-term care insurance business that we ceded to UFLIC pursuant to the Reinsurance Transactions. In consideration for our performance of these services, we will be reimbursed for expenses incurred in performing such services. These expenses will be subject to annual and tri-annual adjustment. The Business Services Agreement may be terminated by UFLIC if (1) we are unable to perform the services for any reason for thirty 30 consecutive days, other than as a result of a force majeure, or (2) a voluntary or involuntary conservation, rehabilitation or liquidation proceeding is commenced in any jurisdiction by or against us or our subsidiaries and affiliates, but only if the services performed by the subject of such proceeding are not assumed or performed by us or our subsidiaries or affiliates that are not the subject of such proceeding, or (3) there is a willful, material breach by us of our obligations under the agreement, which breach is not cured within a specified period of time. From January 1, 2006 through March 31, 2006, we received an aggregate of $15 million for services provided pursuant to the Business Services Agreement.

Capital Maintenance Agreement with GE Capital

Pursuant to a Capital Maintenance Agreement, GE Capital has agreed to maintain sufficient capital in UFLIC to maintain UFLIC’s risk-based capital at not less than 150% of its company action level, as defined from time to time by the National Association of Insurance Commissioners. GE Capital may not assign or amend the Capital Maintenance Agreement without the consent of the ceding companies and their domestic insurance regulators (which consent, in the case of the ceding companies, may not be unreasonably withheld). The Capital Maintenance Agreement terminates at such time as UFLIC’s obligations to us under the reinsurance agreements terminate, or on such other date as may be agreed by UFLIC and GE Capital with the consent of the domestic regulators and us.

Other Transactions with GE

Support services provided by GE

GE historically has provided a variety of support services for our businesses, and we have reimbursed GE for the costs of providing these services to us. From January 1, 2006 through March 31, 2006, our total expenses for these services were $4 million, which were almost entirely comprised of information systems, network and related services.

Investment management services

We received investment management and related administrative services provided by GEAM, for which we incurred expenses of $5 million from January 1, 2006 through March 31, 2006.

Employee benefit plans

We reimbursed GE for benefits it provided to our employees under various employee benefit plans. Until September 2005, when GE’s stock ownership in us decreased to less than 50% (the “Benefits Transition Date”), our employees participated in GE’s retirement plan and retiree health and life insurance benefit plans. Some of our employees also participated in GE’s Supplementary Pension Plan and other retiree benefit plans. We incurred no expenses associated with these plans from January 1, 2006 through March 31, 2006.

Until the Benefits Transition Date, we also provided life and health insurance benefits to our employees through the GE benefit program, as well as through plans sponsored by other GE affiliates. We incurred expenses associated with these plans of $1 million from January 1, 2006 through March 31, 2006.

Advertising

After the completion of the IPO, we have purchased advertising time from NBC Universal, which is an affiliate of GE, to air television commercials for our company on the NBC Television Network as well as GE owned cable channels. From January 1, 2006 through March 31, 2006, we paid GE affiliates an aggregate of approximately $4 million for this advertising time.

Products and services provided to GE

We have provided various products and services to GE on terms comparable to those we provide to third parties. We have continued to provide most of these services following the completion of the IPO. These products and services include the following:

•

We distribute our payment protection insurance in part through arrangements with GE’s consumer finance division and other related GE entities, for which we received gross written premiums of $99 million from January 1, 2006 through March 31, 2006.

•	We reinsure lease obligation insurance and credit insurance marketed by GE Capital, for which we received written premiums of $5 million from January 1, 2006 through March 31, 2006.

•	We provide long-term care insurance to certain GE employees, for which we received premiums of $7 million from January 1, 2006 through March 31, 2006.

•

We distribute GE mutual funds through our wholly-owned broker-dealers, and provide administrative support for our variable annuity customers that have GE mutual funds within their contracts, for which we received $2 million, from January 1, 2006 through March 31, 2006, from the mutual funds and GEAM, the asset manager of these funds.

•

Various entities within GE’s Consumer Finance division purchase mortgage insurance from our international mortgage insurance subsidiaries. We received premiums of $8.6 million from January 1, 2006 through March 31, 2006.

•

In the ordinary course of business, our structured settlement annuity contracts sold through independent third-party brokers are issued to GE and its affiliates to fund settlements related to liability claims for personal injury or workers compensation coverages. Sales were $1 million from January 1, 2006 through March 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person with respect to our securities.

To our knowledge, all filings required to be made by reporting persons during 2006 were timely made in accordance with the requirements of the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director as determined by our board of directors, based on the NYSE listing standards and the company’s independence guidelines. Each member of the committee also satisfies the Securities and Exchange Commission’s (“SEC”) additional independence requirement for members of audit committees. In addition, our board of directors has determined that each of Frank J. Borelli and James S. Riepe is an “audit committee financial expert,” as defined by SEC rules. For more information about the committee’s charter and key practices, visit the corporate governance section of the company’s website at www.genworth.com.

We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP, the company’s independent registered public accounting firm for 2006 (“KPMG”), is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, KPMG is responsible for expressing its own opinion on the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters that are required to be discussed by the statement on Auditing Standards No. 61, as amended (Professional Standards). KPMG has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for 2006 and selected KPMG as the independent registered public accounting firm for the company for 2007. This report is provided by the following independent directors, who constitute the committee:

Frank J. Borelli, Chair

Saiyid T. Naqvi

James S. Riepe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the Audit Committee, Genworth retained KPMG to audit our financial statements for 2006 and to attest to management’s annual report on internal control over financial reporting. In addition, Genworth retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2006. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence services and has determined that we would obtain these non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit services performed by KPMG. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of non-audit services which are restricted primarily to tax services and merger and acquisition due diligence and integration services. Pursuant to these pre-approval policies and procedures, the Audit Committee has authorized non-audit services performed by KPMG up to $750,000 in any calendar year; provided, however, that management must report the specific engagements to the Audit Committee on at least a quarterly basis and must obtain pre-approval from the Audit Committee for any single engagement over $250,000 and for any tax service engagement. Any non-audit services in excess of $750,000 in any calendar year, regardless of amount, require specific pre-approval by the Audit Committee. During 2006, all tax services conducted by KPMG were pre-approved by the Audit Committee. No other non-audit work conducted by KPMG required the specific pre-approval of the Audit Committee consistent with the guidelines set forth above.

The aggregate fees billed by KPMG in 2005 and 2006 for professional services rendered were:

Type of Fees	2006 (1)	2005 (1)
	(in millions)
Audit Fees (2)	$8.3	$6.3
Audit-Related Fees (3)	0.4	0.2
Tax Fees (4)	0.2	0.2
All Other Fees	—	—

Total	$8.9	$6.7

(1)	These amounts exclude $0.2 million and $0.8 million paid by GE to KPMG in 2006 and 2005, respectively, for audit and audit-related services performed in connection with our secondary offerings.
(2)	Fees for services to perform an audit or review in accordance with generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s financial statements included in public offerings or filings, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
(3)	Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as, audit and related services for employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.
(4)	Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds and tax payment planning services. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax audits and filing appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities.

Our Audit Committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires the lead KPMG partner assigned to our audit to be rotated at least every five years.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has selected KPMG as our independent registered public accounting firm to perform the audit of our financial statements and to attest to management’s annual report on internal control over financial reporting for 2007. KPMG was our independent registered public accounting firm for the year ended December 31, 2006. The firm is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2007.

APPENDIX A

GOVERNANCE PRINCIPLES

GENWORTH FINANCIAL, INC.

The following principles have been approved by the board of directors and, along with the charters and key practices of the board committees, provide the framework for the governance of Genworth Financial, Inc. The board recognizes that there is an ongoing and energetic debate about corporate governance, and it will review these principles and other aspects of Genworth governance annually or more often if deemed necessary.

1. Role of Board and Management. Genworth’s business is conducted by its employees, managers and officers, under the direction of the chief executive officer (CEO) and the oversight of the board, to enhance the long-term value of the company for its stockholders. The board of directors is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. Both the board of directors and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, recruits, customers, suppliers, Genworth communities, government officials and the public at large.

2. Functions of Board. The board of directors has six scheduled meetings a year at which it reviews and discusses reports by management on the performance of the company, its plans and prospects, as well as immediate issues facing the company. Directors are expected to attend all scheduled board and committee meetings and the annual meeting of stockholders. In addition to its general oversight of management, the board also performs a number of specific functions, including:

a. selecting, evaluating and compensating the CEO and overseeing CEO succession planning;

b. providing counsel and oversight on the selection, evaluation development and compensation of senior management;

c. reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

d. assessing major risks facing the company—and reviewing options for their mitigation; and

e. ensuring processes are in place for maintaining the integrity of the company—the integrity of the financial statements, the integrity of compliance with law and ethics, the integrity of relationships with customers and suppliers, and the integrity of relationships with other stakeholders.

3. Qualifications. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s global activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, that would prevent them from carrying out their duties and responsibilities effectively and fulfilling their commitments to board service.

Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Genworth board, and other directors should not serve on more than four other boards of public companies in addition to the Genworth board.

The board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be renominated annually until they reach the mandatory retirement age. The board self-evaluation process described below will be an important determinant for board tenure. Directors generally will not be nominated for election to the board after their 73rd birthday, although the full board may nominate candidates over 73 for special circumstances.

4. Independence of Directors. A majority of the directors serving on the board shall be independent directors, as independence is determined by the board, based on the guidelines set forth below.

All future directors who are not employees of Genworth or its affiliates will be independent; provided, however, that any director who served as a director at the time of Genworth’s initial public offering in May 2004 shall remain eligible for continued service on Genworth’s board. Directors who do not satisfy Genworth’s independence guidelines also make valuable contributions to the board and to the company by reason of their experience and wisdom.

For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with Genworth. The board has established guidelines to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the NYSE rules. In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

The board will make and publicly disclose its independence determination for each director when the director is first elected to the board and annually thereafter for all nominees for election as directors. If the board determines that a director who satisfies the NYSE rules is independent even though he or she does not satisfy all of Genworth’s independence guidelines, this determination will be disclosed and explained in the next proxy statement. In accordance with the NYSE rules, determinations made under the guidelines in section (a) below will be based upon relationships during the 36 months preceding the determination. Similarly, determinations made under the guidelines in section (b) below will be based upon the extent of commercial relationships during the three completed fiscal years preceding the determination.

a. A director will not be independent if:

(i) the director is employed by Genworth, or an immediate family member is an executive officer of Genworth;

(ii) the director receives any direct compensation from Genworth, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) an immediate family member who is a Genworth executive officer receives more than $100,000 per year in direct compensation from Genworth;

(iv) the director is affiliated with or employed by Genworth’s independent auditor, or an immediate family member is affiliated with or employed by Genworth’s independent auditor; or

(v) a Genworth executive officer is on the compensation committee of the board of directors of a company which employs the Genworth director or an immediate family member as an executive officer.

b. A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with Genworth and the sales by that company to Genworth or purchases by that company from Genworth, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

c. A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to Genworth, or to which Genworth is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

d. A director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and Genworth’s discretionary charitable contributions to the organization are more than one percent of that organization’s total annual charitable receipts during its last completed fiscal year. (The Genworth Foundation’s automatic matching of charitable contributions will not be included in the amount of Genworth’s contributions for this purpose.)

5. Size of Board and Selection Process. The directors are elected each year by the stockholders at the annual meeting of stockholders. Holders of Genworth’s Class A common stock have the right to elect directors in the manner set forth in Genworth’s certificate of incorporation. Uncontested elections of directors are also subject to Genworth’s majority voting policy as set forth in Section 3.2 of the Bylaws, which is described below in Section 21 of these Governance Principles. Stockholders may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The nominating and corporate governance committee shall propose a slate of nominees to the board of directors, and the board of directors shall select director nominees for election at the annual meeting of stockholders. Subject to the requirements of Genworth’s certificate of incorporation, the board determines the number of directors on the board. Vacancies on the board may be filled in the manner set forth in Genworth’s certificate of incorporation. Consistent with the requirements set forth in Genworth’s certificate of incorporation, the board believes that, given the size and breadth of Genworth, and the need for diversity of board views, the size of the board should be in the range of seven to 15 directors. The board has adopted a resolution setting the current size of the board at nine directors.

6. Board Committees. The board has established the following standing committees to assist the board in discharging its responsibilities: (i) audit; (ii) management development and compensation; (iii) nominating and corporate governance; and (iv) legal and public affairs. The current charters and any key practices of these committees will be published on the Genworth website, and will be mailed to stockholders on written request. The committee chairs report the highlights of their meetings to the full board following each meeting of the respective committees. The committees occasionally hold meetings in conjunction with the full board.

7. Independence of Committee Members. The audit committee, the management development and compensation committee and the nominating and corporate governance committee shall be composed entirely of directors meeting the independence standards discussed in section 4 above. In addition, members of the audit committee must also satisfy two additional NYSE independence requirements. Specifically, (i) they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and (ii) they may not be an affiliated person of Genworth or any of its subsidiaries (as “affiliated” is defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended).

8. Meetings of Non-Management and Independent Directors. The non-management directors will meet without management present at each regularly scheduled board meeting. If the non-management directors include individuals who are not independent based on the guidelines set forth in section 4 above, the independent directors will also separately meet at least three times each year. The directors have determined that the chair of the audit committee will preside at the meetings of the non-management directors and the independent directors. The non-management and independent directors may meet without management present at such other times as determined by the chair of the audit committee.

9. Self-Evaluation. As described more fully in the key practices of the nominating and corporate governance committee, the board and each of the committees will perform an annual self-evaluation. Each November, the directors will be requested to provide their assessments of the effectiveness of the board and the committees on which they serve.

10. Setting Board Agenda. The board shall be responsible for its agenda. At the December board meeting, the CEO will propose for the board’s approval key issues of strategy, risk and integrity to be scheduled and discussed during the course of the next calendar year. Before that meeting, the board will be invited to offer its suggestions. As a result of this process, a schedule of major discussion items for the following year will be established. The CEO or the appropriate committee chair shall determine the nature and extent of information that shall be provided regularly to the directors before each scheduled board or committee meeting. Directors are urged to make suggestions for agenda items, or additional pre-meeting materials, to the CEO or appropriate committee chair at any time.

11. Ethics, Conflicts of Interest and Related Person Transactions.

a. Ethics and Conflicts of Interest. The board expects Genworth directors, as well as officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising Genworth’s Code of Ethics. The board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. Except as otherwise provided in Section 11(b), the board shall resolve any conflict of interest question involving the CEO, an executive vice president, or a senior vice president, and the CEO shall resolve any conflict of interest issue involving any other officer of the company.

b. Related Person Transactions. The board recognizes that transactions with Related Persons (as defined below) present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and that Genworth should not consummate such transactions except under circumstances where there is a verifiable Genworth business interest supporting the transaction and the transaction otherwise meets Genworth’s standards that apply to similar transactions with unaffiliated entities or persons. The board has determined that the audit committee is best suited to establish the policies and procedures for the review and approval of such transactions. Accordingly, Genworth shall not consummate any transactions with Related Persons unless such transactions are reviewed and approved in accordance with the policies and procedures established by the audit committee.

For these purposes, “Related Person” means:

(1) an executive officer or director or nominee for director of Genworth;

(2) any person known by Genworth to beneficially own in excess of 5% of any class of Genworth’s voting securities;

(3) a person who is an immediate family member of someone listed in (1) or (2) above; for these purposes, “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of an executive officer, director, director nominee or more than 5% security holder, and any person (other than a tenant or employee) sharing the household of such executive officer, director, director nominee or more than 5% security holder; and

(4) any firm, corporation or other entity in which any of the foregoing persons is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest (aggregating ownership interests held by all executive officers, directors, director nominees and their immediate family members).

In addition to the foregoing, (a) Genworth will not make any personal loans or extensions of credit to directors or executive officers, and (b) no non-management director may provide personal services for compensation to Genworth, other than in connection with serving as a Genworth director.

12. Reporting of Concerns to Non-Management Directors or the Audit Committee. The audit committee and the non-management directors have established the following procedures to enable anyone who has a concern about Genworth’s conduct, or any employee who has a complaint about the company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the non-management directors or to the audit committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses and a toll-free phone number that are published on the company’s website. All such communications shall be promptly reviewed by Genworth’s ombudsman, and any concerns relating to accounting, internal controls, auditing or officer conduct shall be sent immediately to the chair of the audit committee. All concerns will be reviewed and addressed by Genworth’s ombudsman in the same way that other concerns are addressed by the company. The status of all outstanding concerns addressed to the non-management directors or the audit committee will be reported to the chair of the audit committee on a quarterly basis. The audit committee chair may direct that certain matters be presented to the audit committee or the full board and may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The company’s Code of Ethics prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

13. Compensation of the Board. Directors who are employees of Genworth or its affiliates will not receive compensation for serving on Genworth’s board. The nominating and corporate governance committee shall have the responsibility for recommending to the board compensation and benefits for non-management directors. In discharging this duty, the committee shall be guided by three goals: compensation should fairly pay directors for work required in a company of Genworth’s size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. As discussed more fully in the key practices of the nominating and corporate governance committee, the committee believes that, with respect to non-management directors, these goals will be served by providing 40% of director compensation in cash and 60% in deferred stock units. Non-management directors will have the option of receiving all of their annual compensation in deferred stock units. As additional compensation for service as chairperson, the chairperson of the audit committee will receive an annual cash retainer of $15,000. All other standing committee chairpersons will receive an annual cash retainer of $10,000. Effective January 1, 2006, each non-management director will also be eligible for the matching of charitable contributions on a dollar-for-dollar basis up to a maximum matching contribution of $15,000 during any calendar year pursuant to the contribution guidelines established by the Genworth Foundation. Genworth will reimburse director travel expenses to attend board and committee meetings and other business-related events, as well as director education seminars, in accordance with policies approved from time to time by the nominating and corporate governance committee. At the end of each year, the nominating and corporate governance committee shall review director compensation and benefits.

14. Succession Plan. The board shall approve and maintain a succession plan for the CEO and senior executives, based upon recommendations from the management development and compensation committee.

15. Annual Compensation Review of Senior Management. The management development and compensation committee shall annually approve the goals and objectives for compensating the CEO. That committee shall evaluate the CEO’s performance in light of these goals before setting the CEO’s salary, bonus and other incentive and equity compensation. The committee shall also annually approve the compensation structure for the company’s officers, and shall evaluate the performance of the company’s senior executive officers before approving their salary, bonus and other incentive and equity compensation.

16. Access to Senior Management. Non-management directors are encouraged to contact senior managers of the company without senior corporate management present.

17. Access to Independent Advisors. The board and its committees shall have the right at any time to retain independent outside auditors and financial, legal or other advisors, and the company shall provide appropriate funding, as determined by the board or any committee, to compensate such independent outside auditors or advisors, as well as to cover the ordinary administrative expenses incurred by the board and its committees in carrying out their duties.

18. Director Orientation; Continuing Education. The general counsel and the chief financial officer shall be responsible for providing an orientation for new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Each new director shall, within six months of election to the board, spend a day at corporate headquarters for personal briefing by senior management on the company’s strategic plans, its financial statements, and its key policies and practices.

19. Policy on Poison Pills. The term “poison pill” refers to the type of stockholder rights plan that some companies adopt to make a hostile takeover of the company more difficult. If Genworth were ever to adopt a poison pill, the board would seek prior stockholder approval unless, due to timing constraints or other reasons, a committee consisting solely of independent directors determines that it would be in the best interests of stockholders to adopt a poison pill without obtaining stockholder approval.

20. Stock Ownership Policy. All non-management directors are expected to hold at least $300,000 worth of Genworth common stock and/or deferred stock units while serving as a director of Genworth. A director will have five years from the date he or she first becomes a non-management director to attain this ownership threshold.

21. Majority Voting Policy. Genworth has adopted a Bylaw provision, included in Section 3.2 of the Bylaws, providing for majority voting for directors in uncontested elections. The Bylaw provision generally provides as follows: A director nominee in an uncontested election for whom a majority of the votes cast are designated as “withheld” from his or her election must promptly tender his or her resignation to the board. The nominating and corporate governance committee shall assess the appropriateness of such nominee continuing to serve as a director and shall make a recommendation to the board on whether to accept or reject the resignation, or whether other action should be taken. The board shall act on the nominating and corporate governance committee’s recommendation, and publicly disclose its decision and the reason for its decision.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/gnw • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	1-866-785-4029 • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Internet and telephone voting is available through 5:00 PM Eastern Time on May 14, 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

HTTPS://WWW.PROXYPUSH.COM/GNW VOTE VIA THE INTERNET
1-866-785-4029 CALL TOLL-FREE TO VOTE

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

☐

		Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.			☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR Proposals 1 and 2.							FOR	AGAINST	ABSTAIN

1. Election of Directors by the holders of Class A Common Stock.						2. Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2007.	☐	☐	☐
FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees:

01 - Frank J. Borelli, 02 - Michael D. Fraizer, 03 - Nancy J. Karch,

04 - J. Robert “Bob” Kerrey, 05 - Saiyid T. Naqvi,

06 - James A. Parke, 07 - James S. Riepe, 08 - Barrett A. Toan,
09 - Thomas B. Wheeler

Consenting to receive future annual meeting materials electronically is simple and
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)						fast: Enroll today at https://www.proxyconsent.com/gnw for secure online access to your proxy materials.
						If you are a Genworth stockholder of record and plan to attend the Annual Meeting of Stockholders on May 15, 2007, please check the following box.			☐
To change your address, please mark this box.					☐
SCAN LINE

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator or trustee or for a corporation, please give your full title. For joint accounts each owner must sign.
				_________	________________________________________ _______________________________________________
Date Stockholder sign here Co-Stockholder sign here

Notice of 2007 Annual Meeting of Stockholders

Genworth Financial, Inc.

9:00 a.m., May 15, 2007

Sheraton Richmond West

6624 West Broad Street

Richmond, Virginia 23230

April 3, 2007

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2007 Annual Meeting of Stockholders will be held at the Sheraton Richmond West, 6624 West Broad Street, Richmond, Virginia 23230, on Tuesday, May 15, 2007, at 9:00 a.m. local time, to address all matters that may properly come before the meeting. In addition to receiving a report on our business operations, stockholders will vote on:

(a)	the election of directors for the ensuing year;

(b)	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2007; and

(c)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 20, 2007 will be entitled to vote at the meeting and any adjournments.

Leon E. Roday

Secretary

Genworth Financial, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS MAY 15, 2007

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Patrick B. Kelleher and Leon E. Roday, and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders to be held on Tuesday, May 15, 2007, at 9:00 a.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including proposals 1 and 2, which are described in the Proxy Statement dated April 3, 2007, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

(PLEASE SIGN AND DATE ON REVERSE SIDE)

GENWORTH FINANCIAL, INC

P.O. BOX 11120

NEW YORK, N.Y. 10203-0120